Rule 424(b)4
Registration Statement No. 333-75214

Prospectus Supplement to Prospectus dated January 24, 2002

90,000,000 Preferred Securities

Ford Motor Company Capital Trust II

6.50% Cumulative Convertible Trust Preferred Securities

(liquidation preference $50 per preferred security)
guaranteed to the extent set forth herein by, and convertible into common stock of,
FORD MOTOR COMPANY

      Each of the 6.50% Cumulative Convertible Trust Preferred Securities, referred to in this prospectus supplement as the preferred securities, represents an undivided beneficial ownership interest in the assets of Ford Motor Company Capital Trust II (the “trust”). Ford Motor Company (referred to in this prospectus supplement as Ford, we, our or us) owns all of the beneficial interests in the assets of the trust represented by the common securities of the trust. The trust will invest the proceeds of this offering in 6.50% junior subordinated convertible debentures due January 15, 2032 of Ford, referred to in this prospectus supplement as the debentures.

      A brief description of the preferred securities can be found under “Summary Information — Q & A” beginning on page S-5 and under “Summary of Terms” beginning on page S-7.

      Ford will guarantee payment on the preferred securities issued by the trust to the extent described herein.

      SEE “RISK FACTORS” BEGINNING ON PAGE S-11 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE PREFERRED SECURITIES.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the related prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

      There has been no public market for the preferred securities before this offering. The preferred securities have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “F PrS.” Ford’s common stock is listed on the New York Stock Exchange under the symbol “F.” The last reported sale price of Ford common stock on the New York Stock Exchange on January 24, 2002 was $14.45 per share.

	Per Share	Total

Initial Public Offering Price	$50	$4,500,000,000

Underwriting Discount(1)	1	90,000,000

Proceeds to Ford Motor Company Capital Trust II	$50	$4,500,000,000

(1)	Underwriting commissions on the sale of the preferred securities will be paid by Ford.

    The initial public offering price above does not include accrued distributions, if any. Distributions on the preferred securities will accrue from the date of original issuance, expected to be January 30, 2002.

    To the extent the underwriters sell more than 90,000,000 preferred securities, the underwriters have the option to purchase up to an additional 10,000,000 preferred securities from the trust at the initial public offering price less the underwriting discount.

    The underwriters expect to deliver the preferred securities in book entry form only through the facilities of The Depositary Trust Company against payment in New York, New York, on January 30, 2002. Goldman, Sachs & Co. is the sole bookrunning manager of this offering.

Goldman, Sachs & Co.	JPMorgan	Morgan Stanley	Salomon Smith Barney

Prospectus Supplement dated January 24, 2002

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT SUMMARY
FORD MOTOR COMPANY
RECENT DEVELOPMENTS
SUMMARY INFORMATION -- Q&A
SUMMARY OF TERMS
RISK FACTORS
FORD MOTOR COMPANY CAPITAL TRUST II
FORD MOTOR COMPANY
ACCOUNTING TREATMENT
CAPITALIZATION
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
SELECTED FINANCIAL AND OTHER DATA
FINANCIAL REVIEW
INDUSTRY DATA AND MARKET SHARE OF FORD
DESCRIPTION OF THE PREFERRED SECURITIES
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN ERISA CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
FORD MOTOR COMPANY
FORD CAPITAL TRUSTS
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF PREFERRED SECURITIES GUARANTEES
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the related prospectus. Neither Ford nor the trust has authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the related prospectus is accurate as of any date other than the date on the front of this prospectus.

      In connection with this offering, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the preferred securities offered hereby at levels above those which might otherwise prevail in the open market. Such transactions may be effected on the New York Stock Exchange or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

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PROSPECTUS SUPPLEMENT SUMMARY

      The following information supplements, and should be read together with, the information contained in other parts of this prospectus supplement and the related prospectus. You should read this summary information together with the more detailed information and financial statements and notes to the financial statements appearing elsewhere in or incorporated by reference into this prospectus supplement and the related prospectus. This summary highlights selected information from this prospectus supplement and the related prospectus to help you understand the preferred securities and the related preferred securities guarantee and debentures. You should carefully read this prospectus supplement and the related prospectus to understand fully the terms of the preferred securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the “Risk Factors” section beginning on page S-11 to determine whether an investment in the preferred securities is appropriate for you.

FORD MOTOR COMPANY

      We incorporated in Delaware in 1919. We acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are the world’s second largest producer of cars and trucks combined. We and our subsidiaries also engage in other businesses, including financing and renting vehicles and equipment.

      Our business is divided into two business sectors: the Automotive sector and the Financial Services sector. We manage these sectors as three primary operating segments as described below.

Business Sectors	Operating Segments	Description

Automotive:	Automotive	design, manufacture, sale and service of cars and trucks

Financial Services:	Ford Motor Credit Company	vehicle-related financing, leasing and insurance
	The Hertz Corporation	renting and leasing of cars, trucks and industrial and construction equipment, and other activities

      See “Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends” on page 5 of the prospectus.

RECENT DEVELOPMENTS

      Fourth Quarter 2001 Results. Our worldwide losses, including charges of $4,106 million primarily related to our Revitalization Plan (defined below), were $5,068 million in the fourth quarter of 2001, or $2.81 per diluted share of common and Class B stock. In the fourth quarter of 2000, earnings from continuing operations were $1,077 million (including unusual items of $133 million), or $0.57 per diluted share. Worldwide sales and revenues were $41.2 billion in the fourth quarter of 2001, down $1.4 billion, reflecting primarily lower vehicle sales in North America, partially offset by higher vehicle sales in Europe. Unit sales of cars and trucks were 1,808,000 units, down 32,000 units, reflecting primarily lower market share in the United States, partially offset by higher market share in Europe.

      Results of our operations by business sector for the fourth quarter of 2001 and 2000 are shown below (in millions):

	Fourth Quarter Net Income/(Loss)

			2001
			Over/(Under)
	2001	2000	2000

Automotive sector	$(4,708)	$629	$(5,337)

Financial Services sector	(360)	448	(808)

Total Company net income/(loss)	$(5,068)	$1,077	$(6,145)

      Full-Year 2001 Results. Our worldwide revenues were $162.4 billion in 2001, down $7.7 billion from 2000, reflecting primarily lower vehicle sales in North America, partially offset by higher vehicle sales in Europe. We sold 6,991,000 cars and trucks in 2001, down 433,000 units, reflecting primarily lower market share in the United States, partially offset by higher market share in Europe.

      Results of our operations by business sector for 2001, 2000, and 1999 are shown below (in millions):

	Net Income/(Loss)

	2001	2000	1999

Automotive sector	$(6,267)	$3,624	$4,986

Financial Services sector	814	1,786	1,516

Income from continuing operations	$(5,453)	$5,410	$6,502

Income from discontinued operation	—	309	735

Loss on spin-off of discontinued operation	—	(2,252)	—

Total Company net income/(loss)	$(5,453)	$3,467	$7,237

      Revitalization Plan. On January 11, 2002, we announced a revitalization plan (the “Revitalization Plan”) that includes the following elements:

•	New products: A product-led revitalization program which will result in the introduction of 20 new or freshened products in the U.S. annually between now and mid-decade.

•	Plant capacity: Reduction of North American plant manufacturing operating capacity by about one million units by mid-decade to realign capacity with market conditions.

•	Hourly workforce: About 12,000 hourly employees in North America are affected by the actions completed in December 2001 or to be taken throughout 2002 and beyond. An additional 3,000 hourly employees were affected in 2001. Plans are being made to reassign as many plant employees as possible.

•	Salaried workforce: Last year’s voluntary separation program for salaried employees and other related actions resulted in a 3,500-person workforce reduction in North America. This program will be extended to achieve an additional 1,500-person salaried workforce reduction to reach the goal of 5,000. If necessary to meet this goal, an involuntary separation program will be used.

•	Global workforce: More than 35,000 employees will be affected by combined actions around the world by mid-decade. These include: 21,500 in North America — 15,000 hourly, 5,000 salaried and 1,500 agency employees — and 13,500 in the rest of the world.

•	Material costs: A material cost-reduction program has been initiated with North American suppliers which shares design savings, with Ford receiving 65 percent of implemented cost reductions and suppliers receiving 35 percent in the first year. Designs will be developed that will help improve our products and overall quality. This program, along with other material cost reduction efforts, is expected to improve ongoing annual profits before taxes by $3 billion by mid-decade.

•	Discontinued low-margin models: The Mercury Cougar, Mercury Villager, Lincoln Continental and Ford Escort will be discontinued this year.

•	Beyond North America: Revitalization plans beyond North American automotive operations include the continued implementation of the European Transformation Strategy, the Premier Automotive Group strategy, the turnaround in South America and a revised direction for Ford Financial.

•	Divestitures: We are pursuing the sale of non-core assets and businesses. Our plan includes $1 billion of cash realization from these actions in 2002.

•	Dividend: The annual common stock and Class B stock dividend will be reduced from 60 cents a share to 40 cents.

      These actions and those already taken are expected to improve pre-tax operating results to $7 billion annually, an improvement of $9 billion, by mid-decade. As part of the Revitalization Plan, we have taken an after-tax charge, primarily non-cash, to fourth quarter earnings of $4.1 billion. The charge will cover several items, including asset impairments, precious metals and personnel costs.

      Manufacturing plans over the next several years include: 1) closing five plants: Edison Assembly, Ontario Truck Plant, St. Louis Assembly, Cleveland Aluminum Casting and Vulcan Forge; 2) no new products have been identified for two plants: Ohio Assembly and Cuautitlan Assembly; 3) pursuing the sale of Woodhaven Forging Plant; 4) major downsizing and shift reductions at eleven plants; and 5) line speed reductions and changes to operating patterns at nine plants.

      Dividend Reductions. In October 2001, our board of directors declared a fourth quarter 2001 dividend on our common and Class B stock of $0.15 per share, which represented a 50% reduction from the $0.30 per share dividend that had been paid since the fourth quarter of 2000. On January 11, 2002, our board of directors further reduced the quarterly dividend on common and Class B stock by declaring a first quarter 2002 dividend of $0.10 per share, which represented a 33% reduction from the fourth quarter 2001 dividend. These dividend reductions will yield cash savings of nearly $1.5 billion annually.

      Outlook. In 2002, we expect industry sales of vehicles in the United States and Europe to be about 15.5 million units and 16.9 million units, respectively. Based on these and other assumptions, we expect 2002 earnings to about breakeven, with the Automotive sector incurring significant losses and the Financial Services sector providing offsetting profits. In addition, we expect operating cash flow for the Automotive sector to be negative in 2002.

SUMMARY INFORMATION — Q&A

What are the preferred securities?

      Each preferred security represents an undivided beneficial ownership interest in the assets of the trust. Each preferred security entitles the holder to receive quarterly cash distributions as described in this prospectus.

Who is the trust?

      The trust is a Delaware business trust and a subsidiary of Ford. Its principal offices are located at One American Road, Dearborn, Michigan 48126, and its telephone number is (313) 322-3000. All of the common securities of the trust are owned by Ford. The trust will invest the proceeds from this offering of its preferred securities and common securities to buy Ford’s 6.50% junior subordinated convertible debentures due January 15, 2032, which will have the same financial terms as the preferred securities.

When will you receive distributions on the preferred securities?

      If you hold preferred securities, you will be entitled to receive cumulative cash distributions at an annual rate of 6.50% of the liquidation amount of $50 per preferred security. Distributions will accumulate from the date the trust first issues the preferred securities and will be paid quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning April 15, 2002. The trust’s only source of cash to make payments on the preferred securities is payments on the debentures it will purchase from Ford.

When can payment of your distributions be deferred?

      Ford may defer interest payments on the debentures, on one or more occasions, for up to 20 consecutive quarters, subject to certain exceptions. See “Description of the Debentures — Option to Extend Interest Payment Period.” If Ford defers interest payments on the debentures, the trust will also defer distributions on the preferred securities. During any deferral period, with limited exceptions, Ford will not be permitted to declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common or Class B stock, preferred stock, or any other securities similar to the preferred securities or debt securities that rank equally with or junior to the debentures or to make any guarantee payments with respect thereto.

When can you convert the preferred securities into Ford common stock?

      You can convert each preferred security into common stock of Ford at a rate of 2.8249 shares of Ford common stock for each preferred security at any time before 5:00 p.m., New York City time, on January 15, 2032. The conversion ratio, which is subject to adjustment in certain circumstances, is equivalent to a conversion price of $17.70 per share of Ford common stock. The last reported sale price of Ford common stock on the NYSE composite tape on January 24, 2002 was $14.45 per share. See “Description of the Preferred Securities—Conversion Rights.”

When can the trust redeem the preferred securities?

      The trust must redeem all of the outstanding trust securities when the debentures are paid at maturity on January 15, 2032. In addition, Ford can redeem the debentures before their maturity, on one or more occasions, in whole or in part at the prices specified herein at any time on or after January 15, 2007. Furthermore, Ford may redeem the debentures at any time at 100% of their principal amount if specific changes in tax or investment company law occur and other conditions are satisfied, as more fully described under “Description of the Preferred Securities — Special Event Redemption.”

      If Ford redeems any debentures before their maturity, the trust will use the cash it receives from the redemption of the debentures to redeem, in the same proportion, preferred securities and common securities of the trust having a combined liquidation amount equal to the principal amount of the debentures redeemed.

What is Ford’s guarantee of the preferred securities?

      Ford has irrevocably guaranteed that if a payment on the debentures is made to the trust but, for any reason, the trust does not make the corresponding distribution or redemption payment to the holders of the preferred securities, then Ford will make payments directly to the holders of the preferred securities. The guarantee does not cover payments when the trust does not have sufficient funds to make payments on the preferred securities. Your remedy in such an event is as described under “Relationship Among the Preferred Securities, the Debentures and the Preferred Securities Guarantee.” Ford’s obligations under the guarantee are subordinated as described under “Description of the Preferred Securities Guarantee — Status of the Preferred Securities Guarantee” in the prospectus.

When could the debentures be distributed to you?

      Ford has the right to dissolve the trust at any time. If Ford dissolves the trust, the trust can be liquidated by distributing the debentures to holders of the preferred securities and common securities of the trust on a proportionate basis. See “Description of the Preferred Securities — Distribution of Debentures.”

Do holders of the preferred securities have any voting rights?

      Generally, holders of the preferred securities do not have any voting rights. See “Description of the Preferred Securities — Voting Rights.”

In what form will the preferred securities be issued?

      The preferred securities will be represented by one or more global certificates that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that you will not receive a certificate for your preferred securities and that your broker will maintain your position in the preferred securities.

SUMMARY OF TERMS

Securities Offered	6.50% cumulative convertible trust preferred securities.

Issuer	Ford Motor Company Capital Trust II, a Delaware business trust. The only assets of the trust are the 6.50% junior subordinated convertible debentures due January 15, 2032 of Ford.

Guarantor	Ford Motor Company, a Delaware corporation.

Distributions	Distributions on the preferred securities will accrue from the date of original issuance and will be payable at an annual rate of 6.50% of the liquidation preference of $50 per preferred security. Subject to the deferral provisions described below, distributions are cumulative payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2002. Because distributions on the preferred securities are considered interest for United States federal income tax purposes, corporate holders are not entitled to a dividends-received deduction.

Distribution Deferral Provisions	The ability of the trust to pay distributions on the preferred securities depends on the receipt of interest payments from Ford on the debentures. As long as no event of default has occurred and is continuing under the indenture governing the debentures, Ford has the right to defer payments of interest on the debentures for up to 20 consecutive quarterly interest periods. Ford may not, however, defer interest payments beyond the maturity of the debentures. If Ford defers the payment of interest on the debentures, the trust will defer the quarterly distributions on the preferred securities for a corresponding period. Upon the termination of a deferral period, payment will become due on all accrued and unpaid amounts on the debentures. Upon such payment, the trust will be required to pay all accumulated and unpaid distributions to holders of the preferred securities. If a deferral of an interest payment occurs, the holders of the preferred securities will be required to accrue income for United States federal income tax purposes in the amount of the accrued distributions on the preferred securities even though cash distributions are deferred.

Rights Upon Deferral of Distributions	During any period in which interest payments on the debentures are deferred, interest will accrue on the deferred interest payments and additional distributions will accumulate on the deferred distributions at an annual rate of 6.50%, compounded quarterly. During any such period, Ford has agreed not to declare or pay any dividend or to redeem, purchase, acquire or make a distribution or liquidation payment with respect to, its common or Class B stock, preferred stock, or any other security similar to the preferred securities or debt securities ranking equally with or junior to the debentures or to make any guarantee payments with respect thereto. The foregoing does not apply to, among other things, any dividends payable in stock on Ford common and Class B stock.

Conversion Rights	Each preferred security is convertible at any time before 5:00 p.m., New York City time, on January 15, 2032 (or, in the case of preferred securities called for redemption, before the close of business on the business day before the applicable redemption date) at the option of the holder into shares of Ford common stock, at the rate of 2.8249 shares of Ford common stock for each preferred security (equivalent to a conversion price of $17.70 per share of Ford common stock), subject to adjustment in certain circumstances. The reported last sale price of Ford common stock on the NYSE composite tape on January 24, 2002 was $14.45 per share. In connection with any preferred security presented for conversion, the conversion agent will exchange these preferred securities for the appropriate principal amount of the debentures held by the trust and immediately convert these debentures into Ford common stock. No fractional shares of Ford common stock will be issued as a result of a conversion. Instead, fractional interests will be paid by Ford in cash.

Liquidation Amount	If the trust is liquidated, you will be entitled to receive $50 per preferred security plus an amount equal to any accrued and unpaid distributions thereon to the date of payment, unless the debentures are distributed to holders.

Optional Redemption	Ford may redeem the debentures, in whole or in part, for cash from time to time on or after January 15, 2007 at the prices specified herein plus any accrued and unpaid interest thereon. If Ford redeems any debentures, the trust must redeem preferred securities and common securities of the trust having a liquidation amount equal to the principal amount of the debentures so redeemed at a redemption price corresponding to the redemption price of the debentures. The preferred securities do not have a stated maturity date, although they are subject to mandatory redemption upon the repayment of the debentures at their stated maturity (January 15, 2032), upon acceleration, earlier redemption, or otherwise.

Special Event Redemption	Ford may redeem the debentures in whole, but not in part, upon the occurrence of an investment company event (as defined in “Description of the Preferred Securities — Special Event Redemption”) or in whole or in part upon the occurrence of a tax event (as defined in “Description of the Preferred Securities — Special Event Redemption”) at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest thereon. If Ford redeems any debentures, the trust must redeem the equivalent amount of preferred securities and common securities of the trust at the liquidation amount thereof plus any accrued and unpaid distributions thereon.

Dissolution of the Trust	Ford has the right, at any time, to dissolve the trust and, after satisfaction of the creditors of the trust as provided by applicable law, cause the trust to distribute the debentures to holders of its preferred securities and common securities on a proportionate basis.

Additional Sums	Ford is required to pay all additional taxes and other expenses of the trust. See “Description of the Preferred Securities — Expenses of the Trust.” Consequently, if a tax event occurs and Ford does not elect to redeem the debentures or liquidate the trust, the amount of distributions then due and payable by the trust on the outstanding preferred securities will not be reduced as a result of the tax event.

Debentures of Ford	The debentures mature on January 15, 2032 and bear interest at the rate of 6.50% per annum, payable quarterly in arrears. As long as no event of default has occurred and is continuing under the indenture governing the debentures, Ford has the right, on one or more occasions, to defer payments of interest on the debentures for up to 20 consecutive quarterly interest periods. However, no interest may be deferred beyond the stated maturity of the debentures. During any deferral period, no interest will be due, but interest will continue to accrue and compound quarterly. Upon termination of any deferral period, payment will become due on all accrued and unpaid amounts. After the payment of all amounts then due, Ford may commence a new deferral period, subject to the conditions of this paragraph. During any deferral period, Ford will be prohibited from declaring or paying dividends or redeeming, purchasing, acquiring or making a distribution or liquidation payment on, any of its common or Class B stock, preferred stock, or any other security similar to the preferred securities or debt securities ranking equally with or junior to the debentures and from making any guarantee payments with respect thereto; provided, among other things, that the foregoing shall not apply to any dividends payable in stock on Ford common and Class B stock. The payment of principal and interest on the debentures will rank junior to all present and future senior debt of Ford. The indenture, under which the debentures will be issued, does not limit the aggregate amount of senior debt that may be incurred by Ford. The debentures will have provisions with respect to interest, optional redemption, special event redemption and conversion and certain other terms substantially similar to those of the preferred securities.

Preferred Securities Guarantee	Ford has irrevocably and unconditionally guaranteed, on a subordinated basis and to the extent set forth herein, the payment in full of (1) any accrued and unpaid distributions and the amount payable upon redemption of the preferred securities to the extent Ford has made a payment to the property trustee of interest or principal on the debentures and (2) generally, the liquidation amount of the preferred securities to the extent the trust has assets available for distribution to holders of the preferred securities. The guarantee is unsecured and is subordinate and junior in right of payment to all other liabilities of Ford, including the debentures, except those that rank equally with or are subordinate to the guarantee by their terms. The preferred securities guarantee will be senior to all capital stock now or hereafter issued by Ford and to any guarantee now or hereafter entered into by Ford in respect of any of its capital stock.

Voting Rights; Enforcement of Rights	Generally, holders of the preferred securities do not have any voting rights. The property trustee will have the power to exercise all rights, powers and privileges under the indenture with respect to the debentures, including its right to enforce Ford’s obligations under the debentures upon the occurrence of an event of default, and will also have the right to enforce the preferred securities guarantee on behalf of the holders of the preferred securities. No holder of the preferred securities may institute any action directly against Ford under the indenture unless (i) such holder previously shall have given to the trustee written notice of default and continuance thereof, (ii) the holders of not less than 25% in principal amount of the preferred securities then outstanding shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, and (iii) the trustee shall not have instituted such action within 90 days of such request. Notwithstanding the foregoing, if an event of default under the indenture occurs and is continuing and is caused by the failure of Ford to pay interest or principal on the debentures or Ford has failed to make a payment with respect to the preferred securities guarantee, a holder of the preferred securities may directly institute a proceeding against Ford for enforcement of that payment.

RISK FACTORS

      Your investment in the preferred securities will involve some risks. You should carefully consider the following discussion of the risks and the other information in this prospectus supplement and related prospectus before deciding whether to make an investment in the preferred securities. Also, an investment in the preferred securities is an indirect investment in the debentures because the trust will rely on the payments it receives on the debentures to fund all payments on the preferred securities.

Risks Related to Ford’s Business

      Increasing price competition in the U.S. and Europe resulting from industry overcapacity, currency fluctuations or other factors. The global automotive industry is intensely competitive with overall manufacturing capacity far exceeding current demand, which recently has been at historically high levels. For example, we estimated that in 2000, the European automotive industry had excess capacity of approximately six million units (based on a comparison of European domestic demand and capacity). Industry overcapacity results in many manufacturers reducing prices of vehicles, in the form of subsidized financing or leasing programs, rebates or otherwise, to maintain market share. For example, industry overcapacity explains, at least in part, Ford’s U.S. marketing costs as a percentage of automotive revenue increasing to 14.7% in 2001, compared with 11.1% in 2000. Strong U.S. dollar valuations, such as the relatively high value of the U.S. dollar compared with the Japanese yen over the last several months, can exacerbate this situation.

      A significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth or other factors. The worldwide automotive industry, Ford included, is affected significantly by a number of factors over which we have little control, including general economic conditions. The automotive industry is a highly competitive, cyclical business that has a wide variety of product offerings. The number of cars and trucks sold to retail buyers (commonly referred to as “industry demand”) can vary substantially from year to year. In any year, industry demand depends largely on general economic conditions, the cost of purchasing and operating cars and trucks, and the availability and cost of credit and fuel. Industry demand also reflects the fact that cars and trucks are durable items that people can wait to replace.

      Moreover, because Ford and other manufacturers have a high proportion of costs that are fixed, relatively small changes in unit sales volumes can dramatically affect overall profitability. Therefore, should industry demand soften because of slowing or negative economic growth in the major markets in which Ford operates, our profitability will be adversely affected. In recent years, industry sales of vehicles in the U.S. have been at record levels (17.5, 17.8 and 17.4 million units in 2001, 2000 and 1999, respectively). In 2002, however, we expect industry sales volume in the U.S. to be about 15.5 million units and we expect to incur significant losses in our Automotive segment in 2002.

      Lower-than-anticipated market acceptance of new or existing products. Highly desirable vehicles can mitigate the risks of increasing price competition and declines in overall demand for vehicles. Conversely, vehicles that are perceived to be inferior to competitors’ vehicles, whether in price, quality, styling, reliability, safety, functionality or otherwise, can exacerbate these risks. For example, Ford historically has had a strong market position in the U.S. with respect to trucks and sport utility vehicles, which are some of the most profitable vehicle segments. In recent years, many manufacturers, including General Motors and Toyota, have introduced several improved truck and sport utility vehicle models in the U.S., some of which are newer than Ford’s existing models in those segments. This has put pricing pressure on our models in those segments and, in the case of some model segments, has resulted in market share declines. Therefore, a failure to have models that compare favorably to competitive models, particularly in the more profitable segments, in terms of price, quality, styling, reliability, safety, functionality or otherwise, can result in lower margins, sales volumes and market shares for those models, which in turn can substantially adversely affect overall profitability.

      Currency or commodity price fluctuations. We are exposed to a variety of market and asset risks, including the effects of changes in foreign currency exchange rates, commodity prices, interest rates, and specific asset risks. These risks affect our Automotive and Financial Services sectors differently. We monitor and manage these exposures as an integral part of our overall risk management program, which recognizes the unpredictability of markets and seeks to reduce the potentially adverse effects on our results. Nevertheless, changes in currency exchange rates, commodity prices and interest rates can have substantial adverse effects on our business.

      Disruption of the availability of fuel. Any sustained disruption in the availability of gasoline, particularly in the U.S., could result in weaker demand for relatively more profitable large and luxury car and truck models and increase demand for relatively less profitable small cars and trucks. Such a result could have a significant adverse effect on Ford’s profitability.

      A market shift from truck sales in the U.S. As mentioned above, trucks are some of the most profitable vehicle segments in the U.S. Any general shift in consumer preferences away from trucks, particularly full size trucks, whether because of high fuel prices or otherwise, would have a significant adverse affect on Ford’s profits.

      Lower-than-anticipated residual values for leased vehicles. Actual proceeds realized by Ford Credit upon the sale of returned leased vehicles at lease termination may be lower than the internal forecast of residual values. In general, lease contracts are written with vehicle lease-end values based on Automotive Leasing Guide residual guidelines. For financial reporting purposes, however, Ford Credit sets the internal value of expected residual values (net of costs) based on a proprietary econometric model that uses historical experience and forward-looking information available to Ford Credit. This information includes Ford’s new product plans, marketing programs and quality metrics. Any unfavorable gap between Ford Credit’s internal forecast and contract lease-end values is reserved on the balance sheet as depreciation. Reserve adequacy is reviewed quarterly to reflect changes in the projected values, which can be adversely affected by changes in the rate at which leased vehicles are returned, used car prices, economic conditions, the quality or perceived quality, safety or reliability of the leased vehicles and other factors.

      A credit rating downgrade. Ford Credit’s business is highly dependent on accessing the capital markets to raise funds for its business. Its ability to access, and the cost of borrowing in, those markets is highly dependent on its and Ford’s debt ratings. Ford’s long-term and Ford Credit’s long-term and short-term debt ratings recently have been lowered. Presently, those ratings are as follows and each of the rating agencies’ outlook for possible future rating changes is negative:

	Ford	Ford Credit

Fitch, Inc.	BBB+	BBB+/F2

Moody’s Investor’s Service	Baa1	A3/Prime-2

Standard & Poor’s	BBB+	BBB+/A-2

      As a result of the recent downgrades of Ford Credit’s short-term rating, Ford Credit’s commercial paper generally is no longer eligible for purchase by money market funds subject to the Investment Company Act. In the event Ford and Ford Credit’s long and short-term debt ratings are further downgraded, our cost of borrowing will be adversely affected and we may have more limited access to the capital markets. This may require Ford Credit to curtail its business of financing customers’ purchase or lease of Ford vehicles, which could adversely affect Ford’s business and profitability.

      Labor or other constraints on our ability to restructure our business. Substantially all of the hourly employees in our Automotive operations in the U.S. and Canada are represented by unions and covered by collective bargaining agreements. Our agreement with the United

Automobile Workers (the “UAW”), which expires in September 2003, and our agreement with the Canadian Automobile Workers (the “CAW”), which expires in September 2002, provide for guaranteed wage and benefit levels throughout their terms and provide for significant employment security. As a practical matter, these agreements restrict our ability to eliminate product lines, close plants, and divest businesses. These agreements also can limit our ability to change local work rules and practices. The Revitalization Plan assumes full compliance with our obligations under existing collective bargaining agreements. Negotiation of new collective bargaining agreements with the UAW and the CAW could result in our incurring costs different than currently anticipated.

      Work stoppages at key Ford or supplier facilities. A work stoppage could occur as a result of disputes under our collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, which, if protracted, could substantially adversely affect our business. Work stoppages at supplier facilities for labor or other reasons could have similar consequences if alternate sources of components are not readily available. Our Canadian facilities, which are covered by the CAW agreement expiring in September 2002, include facilities that are the primary source of engines for many of our truck and sport utility vehicle models, which are among our most profitable models.

      Increased safety, emissions or other regulation resulting in higher costs and/or sales restrictions. The worldwide automotive industry is affected significantly by a substantial amount of costly governmental regulation. In the United States and Europe, for example, governmental regulation has arisen primarily out of concern for the environment, for greater vehicle safety, and for improved fuel economy. Many governments also regulate local content and/or impose import requirements as a means of creating jobs, protecting domestic producers, or influencing their balance of payments. The costs of complying with these requirements can be substantial.

      Of particular concern are mandated corporate average fuel economy requirements in the U.S., which are presently at 27.5 mpg for cars and 20.7 mpg for trucks. Should these standards be increased significantly, it could result in Ford having to curtail its sales of models in its most profitable segments.

      Also of concern are regulations mandating vehicle recycling. The European Parliament has published a Directive imposing an obligation on motor vehicle manufacturers to take back end-of-life vehicles registered after July 1, 2002 with no cost to the last owner and to take back all other vehicles as of January 1, 2007. The Directive also imposes requirements on the proportion of the vehicle that may be disposed of in landfills and the proportion that must be reused or recycled beginning in 2006, and bans the use of certain substances in vehicles beginning with vehicles registered after July 2003. Member states may apply these provisions prior to the dates mentioned above. Although this Directive should not result in significant cash expenditures before 2007, we may be required to accrue the substantial costs represented by these regulations in our 2002 financial statements.

      The discovery of defects in vehicles resulting in recall campaigns, increased warranty costs or litigation. Meeting or exceeding many government-mandated safety standards is costly because the standards tend to conflict with the need to reduce vehicle weight in order to meet emissions and fuel economy standards. Government safety standards also require that defects related to motor vehicle safety be remedied through safety recall campaigns. A manufacturer also is obligated to recall vehicles if it determines that they do not comply with a safety standard. Should Ford or the government safety regulators determine that either a safety defect or a noncompliance exists with respect to certain of Ford’s vehicles, the costs of such recall campaigns could be substantial.

      We presently provide warranty coverage for defects in factory-supplied materials and workmanship on all vehicles (other than medium trucks) we sell in the United States. This warranty coverage for Ford/ Mercury vehicles extends for 36 months or 36,000 miles (whichever occurs first) and covers components of the vehicle, including tires beginning January 1, 2001 for

2001 and later model years. Prior to January 1, 2001 tires were warranted only by the tire manufacturers. The United States warranty coverage for luxury vehicles (Lincoln, Jaguar, Volvo, and Land Rover) extends for 48 months or 50,000 miles (whichever occurs first) but, except for Lincoln beginning January 1, 2001, does not include tires, which are warranted by the tire manufacturers. In general, different warranty coverage is provided on medium duty trucks and on vehicles sold outside the United States. In addition, the Federal Clean Air Act requires warranty coverage for a “useful life” of 10 years or 100,000 miles (whichever occurs first) for emissions equipment on most light duty vehicles sold in the United States. As a result of these warranties and the increased concern for customer satisfaction, costs for warranty repairs, emissions equipment repairs, and customer satisfaction actions (“warranty costs”) can be substantial. Estimated warranty costs for each vehicle sold by us are accrued at the time of sale. Such accruals, however, are subject to adjustment from time to time depending on actual experience.

      Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against us and our subsidiaries, including those arising out of the following: alleged defects in our products and governmental regulations covering safety, emissions, and fuel economy. Some of the pending legal actions are, or purport to be, class actions. Although reserves have been established by Ford for certain of these litigation matters, litigation is subject to many uncertainties and the outcome of individual litigated matters is not predictable with assurance. Further, in respect of litigation matters for which reserves have not been established because the loss is not deemed probable, it is reasonably possible such matters could be decided against us and could require us to pay damages or make other expenditures in amounts that are not presently estimable.

      Insufficient credit loss reserves. The level of credit losses we may experience is heavily dependent upon economic factors including unemployment, debt service burden, personal income growth and used car prices. In 2001, Ford Credit’s provision for credit losses increased to $3.4 billion from $1.7 billion in 2000 as a result of significant weakening economic conditions. As part of our Revitalization Plan, Ford Credit plans to moderate its growth by reducing non-Ford brand and higher risk financing. It also plans to enhance collection tools and refine loan origination policies. These actions, however, may not avoid an increase in credit losses in 2002, compared with 2001.

      Inability to implement the Revitalization Plan. One or more of the foregoing risks could jeopardize our ability to implement fully our Revitalization Plan and realize the benefits expected from it.

Risks Related to the Preferred Securities

      The trust may be unable to make distributions on the preferred securities if Ford defaults on its senior debt because Ford’s obligation to pay on the debentures and the guarantee are subordinate to its payment obligations under our senior debt. Because of the subordinated nature of the guarantee and the debentures, Ford (i) will not be permitted to make any payments of principal, including redemption payments, or interest on the debentures if it defaults on its senior debt, as described under “Description of the Debentures — Subordination” in this prospectus supplement and “Description of Debt Securities — Subordination” in the accompanying prospectus, (ii) will not be permitted to make payments on the guarantee if it defaults on any of its other liabilities, including senior debt, other than liabilities that are equal with or subordinate to the guarantee by their terms as described under “Description of the Preferred Securities Guarantee” in this prospectus supplement, and (iii) must pay all of its senior debt before it makes payments on the guarantee or the debentures if it becomes bankrupt, liquidates or dissolves.

      The preferred securities, the guarantee and the debentures do not limit Ford’s or its subsidiaries’ ability to incur additional indebtedness, including indebtedness that ranks senior to the debentures and the guarantee. As of December 31, 2001, senior indebtedness of Ford’s Automotive operations aggregated approximately $13.8 billion.

      The debentures and the guarantee will be effectively subordinated to obligations of Ford’s subsidiaries. The debentures and the guarantee will be effectively subordinated to all indebtedness and other obligations of Ford’s subsidiaries. Ford’s subsidiaries are separate legal entities and have no obligation to pay, or make funds available to pay, any amounts due on the debentures, the preferred securities or the guarantee.

      The guarantee only guarantees payments on the preferred securities if the trust has cash available. If Ford fails to make payments on the debentures, the trust will be unable to make the related distribution, redemption or liquidation payments on the preferred securities to you. In those circumstances, you cannot rely on the guarantee for payments of those amounts. Instead, if Ford is in default under the debentures, you may rely on the property trustee of the trust to enforce the trust’s rights under the debentures or directly sue Ford or seek other remedies to collect your pro rata share of payments owed.

      Ford’s right to defer interest payments on the debentures has tax consequences for you. Ford can, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default under the debentures has occurred and is continuing. Ford cannot, however, defer interest payments beyond the maturity date of the debentures, which is January 15, 2032. If Ford defers interest payments on the debentures, the trust will also defer distribution payments on the preferred securities and the common securities. During a deferral period, distributions will continue to accumulate on the preferred securities and the common securities. Also, additional distributions will accumulate on any deferred distributions at an annual rate of 6.50%, compounded quarterly, to the extent permitted by law.

      If Ford defers payments of interest on the debentures, you will be required to include accrued interest income for the deferred interest allocable to your share of preferred securities in your gross income for United States federal income tax purposes prior to receiving any cash distributions. In addition, you will not receive cash from the trust related to that income if you sell your preferred securities prior to the record date for those distributions. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PREFERRED SECURITIES. Please read the “United States Federal Income Tax Considerations” section in this prospectus supplement for more information regarding the tax consequences of holding and selling the preferred securities.

      Ford has the option to redeem the debentures, thus causing the redemption of your preferred securities, without your consent if specified tax events occur that render interest payments on the debentures non-deductible or subject the trust to taxation or upon a change in law that could require the trust to register as an investment company under the Investment Company Act. If specified tax events occur that render interest payments on the debentures non-deductible or subject the trust to taxation or upon a change in law that could require the trust to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as more fully described under “Description of the Preferred Securities — Special Event Redemption,” Ford may redeem the debentures, causing the redemption of your preferred securities. The special event redemption price you would receive if Ford redeems the debentures will be 100% of the principal amount of the debentures, plus accrued and unpaid interest. If Ford redeems the debentures, the trust will use the cash it receives from the redemption of the debentures to redeem the preferred securities and common securities. If Ford elects not to redeem all or a portion of the debentures upon the occurrence of a tax event, Ford must pay any increased taxes or expenses of the trust caused by the tax event.

      Ford may dissolve the trust and cause the distribution of the debentures for preferred securities without your consent. As more fully described under “Description of the Preferred Securities — Distribution of Debentures” in this prospectus supplement, at any time, Ford has the right to dissolve the trust and cause the debentures to be distributed to the holders of trust securities in liquidation.

      Ford may cause the preferred securities to be redeemed on or after January 15, 2007 without your consent. Ford may redeem all or some of the debentures at any time on or after January 15, 2007, subject to certain conditions, without your consent. If a redemption occurs, the trust will use the cash it receives from the redemption of the debentures to redeem an equivalent amount of preferred securities and common securities on a pro rata basis. The redemption price you would receive in that event may vary, but will be at least 100% of the principal amount of preferred securities to be redeemed, plus any accrued and unpaid interest. Please read “Description of the Preferred Securities — Optional Redemption” in this prospectus supplement. You should assume that Ford will redeem the debentures if it can refinance the debentures at a lower interest rate or if it is otherwise in its interest to redeem the debentures.

      The redemption of the preferred securities would be a taxable event to you for United States federal income tax purposes.

      In addition, you may not be able to reinvest the money that you receive in the redemption at a rate that is equal to or higher than rate of return on the preferred securities.

      If Ford distributes the debentures to you, you may have adverse tax and other consequences. Ford may dissolve the trust at any time. If that happens, after satisfaction of liabilities to creditors of the trust as provided by applicable law, the trust may redeem the preferred securities and the common securities by distributing the debentures to you and to Ford, as holder of the common securities, on a pro rata basis. Under current United States federal income tax laws, a distribution of debentures to you on the dissolution of the trust would not be a taxable event to you. A change in law, however, could cause a distribution of debentures on the dissolution of the trust to be a taxable event to you.

      Although Ford may dissolve the trust and cause the distribution of the debentures at any time, it does not currently intend to do so. Ford anticipates that it would consider exercising this right if expenses associated with maintaining the trust were substantially greater than currently expected.

      Ford cannot predict the market prices for the debentures that may be distributed. Accordingly, any debentures you receive on a distribution, or the preferred securities you hold pending that distribution, may trade at a discount to the price you paid to purchase the preferred securities.

      Although Ford will use its best efforts to list the debentures on the New York Stock Exchange (or any other exchange on which the preferred securities are then listed), if they are distributed, Ford cannot assure you that the debentures will be approved for listing or that a trading market will develop for those securities.

      Trading prices of the preferred securities may not reflect the value of accrued but unpaid interest on the debentures. The preferred securities are a new series of securities with no established trading market. If Ford defers interest payments on the debentures in the future, the market price of the preferred securities may not fully reflect the value of accrued but unpaid interest on the debentures. If you sell preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold preferred securities. In addition, Ford’s right to defer interest payments on the debentures may mean that the market price for the preferred securities will be more volatile than other securities that are not subject to these rights.

      Ford cannot assure you that an active trading market for the preferred securities will develop. Prior to this offering, there has been no public market for the preferred securities. The underwriters currently plan to make a market in the preferred securities. Ford cannot assure you, however, that the underwriters will engage in those activities or that an active trading market for the preferred securities will develop or be sustained. Any market that develops for the preferred securities is likely to be influenced by the market for Ford common stock. If a market were to develop, the preferred securities could trade at prices that may be higher or lower than their initial public offering price depending upon many factors, including:

•	prevailing interest rates,

•	Ford common stock price,

•	the spread on Ford senior debt relative to U.S. Government obligations with comparable maturities,

•	Ford operating results, and

•	the market for similar securities.

      You will have limited voting rights as a holder of preferred securities. As a holder of preferred securities, you will have limited voting rights relating only to the modification of the preferred securities and, in specified circumstances, the exercise of the trust’s rights as holder of the debentures and the guarantee. Except for during an event of default with respect to the debentures, only Ford can replace or remove any of the trustees or increase or decrease the number of trustees.

FORD MOTOR COMPANY CAPITAL TRUST II

      The trust is a statutory business trust created on November 30, 2001 under the Delaware Business Trust Act, as amended (the “Trust Act”), pursuant to a declaration of trust among Ford, as sponsor, Chase Manhattan Bank USA, National Association, as Delaware trustee, and two employees of Ford, as administrative trustees. The declaration of trust will be amended and restated in its entirety as of January 30, 2002. As amended and restated, the declaration is referred to in this prospectus supplement as the trust agreement.

      The trust was established solely for the following purposes:

•	to issue the preferred securities, which represent undivided beneficial ownership interests in the trust’s assets;

•	to issue common securities to Ford in a total liquidation amount equal to at least 3% of the trust’s total capital;

•	to invest the proceeds of the issuance and sale of the preferred securities and the common securities in the debentures issued by Ford; and

•	to engage in other activities that are directly related to the activities described above, such as registering the transfer of the preferred securities.

      Pursuant to the trust agreement, there are four trustees of the trust. There are two administrative trustees who are individuals who are employees or officers of Ford. The third trustee, the property trustee, is JPMorgan Chase Bank, which is a financial institution that is unaffiliated with Ford. The fourth trustee, the Delaware trustee, is Chase Manhattan Bank USA, National Association, which is an affiliate of JPMorgan Chase Bank and an entity that maintains its principal place of business in the State of Delaware. JPMorgan Chase Bank is also acting as the guarantee trustee under the preferred securities guarantee and as the indenture trustee under the indenture governing the debentures.

      The property trustee holds legal title to the debentures for the benefit of the holders of the preferred securities and the common securities of the trust, and the property trustee has the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee maintains exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debentures for the benefit of the holders of the preferred securities and the common securities of the trust. The guarantee trustee holds the preferred securities guarantee for the benefit of the holders of the preferred securities of the trust. Ford is obligated to pay all fees and expenses related to the trust. See “Description of the Preferred Securities — Expenses of the Trust.”

      Because the trust was established only for the purposes listed above, the debentures are the trust’s sole assets. Payments on the debentures will be the trust’s sole source of income. The trust will only issue one series of preferred securities.

      The place of business and the telephone number of the trust are the principal executive offices and telephone number of Ford. See “Summary Information — Q&A.”

FORD MOTOR COMPANY

      We incorporated in Delaware in 1919. We acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are the world’s second-largest producer of cars and trucks combined. We and our subsidiaries also engage in other businesses, including financing and renting vehicles and equipment.

      Our business is divided into two business sectors: the Automotive sector and the Financial Services sector. We manage these sectors as three primary operating segments described below.

Business Sectors	Operating Segments	Description

Automotive:	Automotive	design, manufacture, sale and service of cars and trucks

Financial Services:	Ford Motor Credit Company	vehicle-related financing, leasing and insurance
	The Hertz Corporation	rental of cars, trucks and industrial and construction equipment, and other activities

ACCOUNTING TREATMENT

      For financial reporting purposes, the trust is treated as a subsidiary of Ford, and its accounts are included in our consolidated financial statements. In our financial reports, we present the preferred securities as part of a separate line item on our consolidated balance sheet; record distributions payable on the preferred securities as an expense; and include a footnote in our consolidated financial statements stating, among other things, that the sole assets of the trust are the debentures issued by us and providing information about the preferred securities, the debentures and the preferred securities guarantee.

CAPITALIZATION

      The capitalization of Ford and its subsidiaries at December 31, 2001 is as follows (in millions of U.S. dollars):

	Outstanding
	December 31,	As
	2001	Adjusted

Automotive

Debt payable within one year, including the current portion of long-term debt	$302

Long-term debt	13,492

Financial Services

Debt	153,543

Total debt	167,337

Minority interest

Company-obligated mandatorily redeemable preferred securities of subsidiaries holding solely junior subordinated debentures of Ford	672	5,172

Stockholders’ Equity

Preferred Stock, par value $1.00 per share (aggregate liquidation preference of $177 million)	*
Common Stock, par value $0.01 per share

Issued and outstanding — 1,738 million shares	18
Class B Stock, par value $0.01 per share

Issued and outstanding — 71 million shares	1

Capital in excess of par value of stock	6,001

Accumulated other comprehensive income	(5,913)

ESOP loan and treasury stock	(2,823)

Earnings retained for use in business	10,502

Total stockholders’ equity	7,786

Total capitalization	$175,795

* Less than $1,000,000.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Our common stock is listed on the New York Stock Exchange under the symbol “F.” The following table sets forth, for the quarters shown, the range of high and low composite prices of our common stock on the New York Stock Exchange and the cash dividends declared on the common stock. The last reported sale price of our common stock on the New York Stock Exchange on January 24, 2002 was $14.45 per share.

			Dividends*
	High*	Low*	Declared

2002

First quarter (through January 24, 2002)	$17.15	$14.27	$.10
2001

Fourth quarter	$19.08	$14.83	$.15

Third quarter	25.98	14.70	.30

Second quarter	31.42	23.50	.30

First quarter	31.37	23.75	.30
2000

Fourth quarter	$27.00	$21.69	$.30

Third quarter	29.88	23.63	.286

Second quarter	31.46	23.08	.286

First quarter	30.33	22.12	.286
1999

Fourth quarter	$30.16	$26.65	$.286

Third quarter	32.22	25.42	.263

Second quarter	37.30	28.92	.263

First quarter	36.54	30.36	.263

*	New York Stock Exchange composite interday prices as provided by the www.NYSEnet.com price history data base. All prices and dividends prior to August 9, 2000 have been adjusted to reflect the effects of Ford’s recapitalization known as the Value Enhancement Plan and all prices prior to June 30, 2000 have been adjusted to reflect the spin-off of Visteon Corporation on June 28, 2000.

      The declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by the Board of Directors. Thus, no assurance can be given as to the amount or timing of the declaration and payment of future dividends. For a description of restrictions on the payment of dividends by Ford, see “Description of Debentures — Option to Extend Interest Payment Period” in this prospectus supplement and “Description of Capital Stock” in the accompanying prospectus.

SELECTED FINANCIAL AND OTHER DATA

      The following table sets forth selected financial data and other data concerning Ford:

	Years Ended or at December 31*

	2001	2000	1999	1998	1997	1996

	(in millions except per share and unit sales amounts)

Consolidated Statement of Income Information
Automotive Sector

Sales	$131,528	$141,230	$135,073	$118,017	$121,976	$116,886

Operating income/(loss)	(7,568)	5,232	7,169	5,376	6,060	1,843

Net income/(loss)	(6,267)	3,624	4,986	4,049	4,203	1,271
Financial Services Sector

Revenues	30,884	28,828	25,630	25,524	30,796	29,053

Income before gain on spin-off of The Associates and income taxes	1,452	2,967	2,579	2,483	3,857	4,222

Gain on spin-off of The Associates	—	—	—	15,955	—	—

Income before income taxes	1,452	2,967	2,579	18,438	3,857	4,222

Net income	814	1,786	1,516	17,319	2,206	2,791
Discontinued Operations

Income from Discontinued Operations	—	309	735	703	511	384

Loss on spin-off of Discontinued Operations	—	(2,252)

Total Company Net income/(loss)	(5,453)	3,467	7,237	22,071	6,920	4,446
Total Company Data Per Share of Common and Class B Stock After Preferred Stock Dividends

Basic EPS — Continuing Operations	(3.02)	3.66	5.38	17.59	5.32	3.40

Basic EPS — Net Income	(3.02)	2.34	5.99	18.17	5.75	3.73

Diluted EPS — Continuing Operations	(3.02)	3.59	5.26	17.19	5.20	3.32

Diluted EPS — Net Income	(3.02)	2.30	5.86	17.76	5.62	3.64

Consolidated Balance Sheet Information
Automotive

Total assets	88,319	94,312	99,201	83,911	80,339	75,008

Debt Payable within one year	302	277	1,338	1,007	1,026	1,614

Long-term debt — noncurrent portion	13,492	11,769	10,398	8,589	6,964	6,385
Financial Services

Total assets	188,224	189,078	171,048	148,801	194,018	183,209

Debt	153,543	153,510	139,919	122,324	160,071	150,205
Total Ford

Total assets	276,543	283,390	270,249	232,712	274,357	258,217

Debt	167,337	165,556	151,655	131,920	168,061	158,204

Stockholders’ equity	7,786	18,610	27,604	23,434	30,787	26,765

Other Data
Total Ford

Cash dividends	1.05	1.80	1.88	1.72	1.645	1.47

Capital expenditures	7,008	8,348	7,659	7,757	7,800	7,683

Depreciation & Amortization	19,750	15,949	14,542	13,903	13,194	12,791

Worldwide vehicle unit sales of cars and trucks (in thousands)	6,991	7,424	7,220	6,823	6,947	6,653

*	As a result of the spin-off of Visteon on June 28, 2000, Ford’s consolidated balance sheet and consolidated statements of income and cash flows for the years shown above were restated to reflect Visteon as a discontinued operation.

FINANCIAL REVIEW

Fourth Quarter 2001 Results of Operations

      Our worldwide losses, including charges of $4,106 million primarily related to our Revitalization Plan, were $5,068 million in the fourth quarter of 2001, or $2.81 per diluted share of Common and Class B Stock. In the fourth quarter of 2000, earnings were $1,077 million (including one time charges of $133 million), or $0.57 per diluted share. Worldwide sales and revenues were $41.2 billion in the fourth quarter of 2001, down $1.4 billion, reflecting primarily lower vehicle sales in North America, partially offset by higher vehicle sales in Europe. Unit sales of cars and trucks were 1,808,000 units, down 32,000 units, reflecting primarily lower market share in the United States, partially offset by higher market share in Europe.

      Results of our operations by business sector for the fourth quarter of 2001 and 2000 are shown below (in millions):

	Fourth Quarter Net Income/(Loss)

			2001
			Over/(Under)
	2001	2000	2000

Automotive sector	$(4,708)	$629	$(5,337)

Financial Services sector	(360)	448	(808)

Total Company net income	$(5,068)	$1,077	$(6,145)

      Following an extensive review of Ford’s North and South American operations, on January 11, 2002 we announced the operating and financial goals of our Revitalization Plan, which we expect to achieve by mid-decade. The pre-tax impact of the Revitalization Plan and other fourth quarter charges include (in billions):

Fixed-asset impairments

North America	$3.1

South America	0.7

Total fixed-asset impairments	$3.8

Precious metals	1.0

Personnel (primarily North America salaried)	0.6

All other	0.3

Total pre-tax charges	$5.7

Memo: After-tax effect of charges	$4.1

      This substantially non-cash charge included $3.9 billion and $204 million for the Automotive sector and the Financial Services sector, respectively. The Automotive-related charge included asset impairment charges, write-down of precious metals and forward contracts related thereto, voluntary employee separation costs and other charges, such as an accounting charge for Mazda pension expense and the impact of the devaluation of the Argentine peso. The asset impairment charge reflected the write-down of certain long-lived assets. The precious metals write-down, substantially all of which related to our North American Automotive operations, resulted from the combined effect of a decline in the market prices for the metals and the development of new technology that reduces the amount of metal needed in the production of catalytic converters and other supply and anticipated usage-related factors.

      We expect that the effects of our Revitalization Plan will improve our pre-tax operating results to $7 billion annually, an improvement of $9 billion, by mid-decade. This expectation is based on assumptions for the U.S. market with respect to industry sales, Ford-brand market share and net pricing for 2003 and beyond of 16 million units annually, a 19% market share and negative net pricing, respectively.

Automotive Sector

      Worldwide losses for our Automotive sector were $4,708 million in the fourth quarter of 2001 on sales of $33.8 billion. Earnings in the fourth quarter of 2000 were $629 million on sales of $35.1 billion.

      Details of our Automotive sector earnings for the fourth quarter of 2001 and 2000 are shown below (in millions):

	Fourth Quarter
	Net Income/(Loss)

			2001
			Over/(Under)
	2001	2000	2000

North American Automotive	$(4,068)	$607	$(4,675)
Automotive Outside North America

— Europe	61	33	28

— South America	(598)	(31)	(567)

— Rest of World	(103)	20	(123)

Total Automotive Outside North America	(640)	22	(662)

Total Automotive sector	$(4,708)	$629	$(5,337)

      The decrease in our fourth quarter Automotive sector earnings in North America reflected primarily asset impairments and the other charges outlined above, lower vehicle unit sales volumes, significantly increased marketing costs (16.7% of sales compared to 10.7% a year ago), and an increase in warranty and other costs associated with customer satisfaction initiatives.

      The improved fourth quarter results in Europe reflected an increase in vehicle unit sales and the benefits of last year’s restructuring actions. The decline in South America reflected primarily asset impairments related to the Revitalization Plan and other charges and lower operating results due to a weaker currency in Brazil, the devaluation of the Argentine peso and lower industry volumes in Brazil and Argentina.

Financial Services Sector

      Details of our Financial Services sector earnings are shown below (in millions):

	Fourth Quarter
	Net Income/(Loss)

			2001
			Over/(Under)
	2001	2000	2000

Ford Credit	$(297)	$410	$(707)

Hertz	(58)	56	(114)

Minority interests and other	(5)	(18)	13

Total Financial Services sector	$(360)	$448	$(808)

      Ford Credit’s consolidated loss in the fourth quarter of 2001 was $297 million, compared with earnings of $410 million in 2000. This result included charges associated with the Revitalization Plan ($204 million) and the ongoing impact of SFAS 133 ($99 million). The Revitalization Plan charges included losses related to the disposition of certain assets and businesses in Brazil ($126 million), government initiatives in Argentina related to currency devaluation and consumer debt ($65 million) and voluntary employee separation costs ($13 million). Excluding these charges and the impact of SFAS No. 133, Ford Credit earned $6 million, down $404 million from the same period a year earlier. The reduction was more than accounted for by a higher provision for credit losses ($1,450 million in 2001 compared with $573 million in 2000).

      Losses at Hertz in the fourth quarter of 2001 were $58 million, compared with earnings of $56 million a year ago. The profit decline reflected a slowing U.S. economy with particular impact on U.S. car rental operations, as well as an increased competitive pricing environment in all Hertz business units.

Full-Year 2001 Results of Operations

      Our worldwide sales and revenues were $162.4 billion in 2001, down $7.7 billion from 2000, reflecting primarily lower vehicle sales in North America, partially offset by higher vehicle sales in Europe. We sold 6,991,000 cars and trucks in 2001, down 433,000 units, reflecting primarily lower market share in the United States, partially offset by higher market share in Europe.

      Results of our operations by business sector for 2001, 2000, and 1999 are shown below (in millions):

	Net Income/(Loss)

	2001	2000	1999

Automotive sector	$(6,267)	$3,624	$4,986

Financial Services sector	814	1,786	1,516

Income from continuing operations	$(5,453)	$5,410	$6,502

Income from discontinued operation*	—	309	735

Loss on spin-off of discontinued operation	—	(2,252)	—

Total Company net income	$(5,453)	$3,467	$7,237

*	Visteon Corporation, our former automotive components subsidiary, was spun off to Ford common and Class B stockholders on June 28, 2000.

      The following unusual items were included in our 2001, 2000, and 1999 income from continuing operations (in millions):

	Automotive Sector

				Rest	Total	Financial
	North		South	of	Auto	Services
	America	Europe	America	World	Sector	Sector

2001

Derivative Instruments (SFAS No. 133) transition adjustment and ongoing effects	$(95)				$(95)	$(157)

Mazda restructuring actions in the second quarter				$(114)	(114)

Write down of E-commerce and Automotive-related ventures in the third quarter	(199)				(199)

Revitalization Plan and other fourth quarter charges (includes portion of SFAS No. 133)	(3,149)		$(552)	(201)	(3,902)	(204)

Total 2001 unusual items	$(3,443)	—	$(552)	$(315)	$(4,310)	$(361)

2000

Asset impairment and restructuring costs for Ford brand operations in Europe in the second quarter		$(1,019)			$(1,019)

Inventory-related profit reduction for Land Rover in the third quarter	$(13)	(76)		$(17)	(106)

Write-down of assets associated with the Nemak joint venture in the fourth quarter	(133)				(133)

Total 2000 unusual items	$(146)	$(1,095)	—	$(17)	$(1,258)	$—

1999

Gain from the sale of our interest in AutoEuropa to Volkswagen AG in the first quarter		$165			$165

Inventory-related profit reduction for Volvo Car in the second quarter	$(16)	(125)		$(5)	(146)

Visteon-related postretirement adjustment in the third quarter (incl. in Total Auto sector)					(125)

Employee separation costs in the third quarter	(79)				(79)	$(23)

Lump-sum payments relating to ratification of the 1999 United Auto Workers and Canadian Auto Workers contracts in the fourth quarter	(80)				(80)

Total 1999 unusual items	$(175)	$40	—	$(5)	$(265)	$(23)

      Excluding these unusual items, losses from continuing operations would have been $782 million in 2001, compared with income from continuing operations of $6,668 million in 2000 and $6,790 million in 1999.

      We established and communicated the financial milestones listed below for 2001. Our results against these milestones, excluding the unusual items described above, are listed below.

	2001 Milestone	Actual Result*

Total Company
— Revenue	Grow $5 billion	Declined $8 billion

Automotive
— North America	4%+ return on sales	(2.3)%
— Europe	1%+ return on sales	0.8%
— South America	Improve results	Improved by $12 million
— Rest of World	Achieve profitability	Earned $156 million
— Total Costs	Reduce $1 billion	Increased $1 billion	**
(at constant volume and mix)
— Capital Spending	Contain at $8 billion or less	Spent $6.4 billion

Financial Services
— Ford Credit	Improve returns	Declined 3.6 percentage points
	Grow earnings 10%	Declined 22%

*	Results exclude Visteon and unusual items for both periods

**	Excludes Firestone-related costs

Automotive Sector Results of Operations

      Details of our Automotive sector earnings from continuing operations for 2001, 2000, and 1999 are shown below (in millions):

	Net Income/(Loss)

	2001	2000	1999

North American Automotive	$(5,597)	$4,886	$5,418
Automotive Outside North America

— Europe	266	(1,130)	50

— South America	(777)	(240)	(444)

— Rest of World	(159)	108	87

Total Automotive Outside North America	(670)	(1,262)	(307)

Visteon-related postretirement adjustment	—	—	(125)

Total Automotive sector	$(6,267)	$3,624	$4,986

2001 Compared with 2000

      Worldwide losses from continuing operations for our Automotive sector were $6,267 million in 2001 on sales of $131.5 billion, compared with earnings of $3,624 million in 2000 on sales of $141.2 billion. Adjusted for constant volume and mix and excluding unusual items and costs related to our Firestone tire replacement action, our total costs in the Automotive sector increased $1 billion compared with 2000.

      Our Automotive sector losses from continuing operations in North America were $5,597 million in 2001 on sales of $91.0 billion, compared with earnings of $4,886 million in 2000 on sales of $103.9 billion. The earnings deterioration reflected primarily lower vehicle unit sales volumes, charges associated with the Revitalization Plan and the other charges outlined above, significantly increased marketing costs, costs associated with the Firestone tire replacement action and increased warranty and other costs associated with customer satisfaction initiatives.

      In 2001, approximately 17.5 million new cars and trucks were sold in the United States, down from 17.8 million units in 2000. Our share of those unit sales was 22.8% in 2001, down

0.9 percentage points from a year ago, due primarily to increased competition resulting from new model entrants into the truck and sport utility vehicle segments, as well as the continued weakness of the Japanese yen, which creates favorable pricing opportunities for our Japanese competitors. Marketing costs increased to 14.7% of sales, up from 11.1% a year ago, reflecting increased competitive pricing in the form of subsidized financing and leasing programs (such as 0.0% financing during the fourth quarter), cash rebates and other incentive programs.

      Our Automotive sector earnings in Europe were $266 million from continuing operations in 2001, compared with losses of $1,130 million a year ago. The increase reflected the non-recurrence of the 2000 charge related to asset impairments and restructuring, as well as increased vehicle unit sales and the effect on depreciation from last year’s asset impairment and restructuring actions.

      In 2001, approximately 17.8 million new cars and trucks were sold in our 19 primary European markets, down from 17.9 million units in 2000. Our share of those unit sales was 10.7% in 2001, up 0.8 percentage points from a year ago, reflecting increased sales of new Mondeo and Transit models.

      Our Automotive sector losses in South America were $777 million from continuing operations in 2001, compared with a loss of $240 million in 2000. The decrease is more than explained by asset impairment charges and the devaluation of the Argentine peso.

      In 2001, approximately 1.6 million new cars and trucks were sold in Brazil, compared with 1.5 million in 2000. Our share of those unit sales was 7.8% in 2001, down 1.3 percentage points from a year ago. The decline in market share reflected new and existing manufacturers aggressively competing for market share.

      Automotive sector losses from continuing operations outside North America, Europe, and South America (“Rest of World”) were $159 million in 2001, compared with earnings of $108 million in 2000. The earnings deterioration reflected Ford’s share of a non-cash charge relating to Mazda’s pension expenses.

      New car and truck sales in Australia, our largest market in Rest of World, were approximately 773,000 units in 2001, down about 15,000 units from a year ago. In 2001, our combined car and truck market share in Australia was 13.8%, down 0.6 percentage points from 2000, reflecting primarily share deterioration in the full-size car segment due to continued aggressive competition.

2000 Compared with 1999

      Worldwide earnings from continuing operations for our Automotive sector were $3,624 million in 2000 on sales of $141 billion, compared with $4,986 million in 1999 on sales of $135 billion. The decrease in earnings reflects asset impairments and restructuring charges in Europe and lower earnings in North America, offset partially by improved results in South America. Adjusted for constant volume and mix, our total costs in the Automotive sector declined $500 million compared with 1999.

      Our Automotive sector earnings from continuing operations in North America were $4,886 million in 2000 on sales of $103.9 billion, compared with $5,418 million in 1999 on sales of $99.2 billion. The earnings deterioration reflects primarily costs associated with the Firestone tire recall and higher warranty costs related to our 3.8 liter engine, offset partially by increased volume. The after-tax return on sales for our Automotive sector in North America was 4.8% in 2000, down 0.7 percentage points from 1999.

      In 2000, approximately 17.8 million new cars and trucks were sold in the United States, up from 17.4 million units in 1999. Our share of those unit sales was 23.7% in 2000, down 0.1 percentage points from a year ago.

      Our Automotive sector losses in Europe were $1,130 million from continuing operations in 2000, compared with earnings of $50 million a year ago. The decline reflects primarily the second quarter 2000 charge of $1,019 million related to asset impairment and restructuring costs for Ford brand operations.

      In 2000, approximately 17.8 million new cars and trucks were sold in our nineteen primary European markets, down from 18.2 million units in 1999. Our share of those unit sales was 10% in 2000, down 0.2 percentage points from a year ago, reflecting primarily an increase in market share related to our acquisitions of Volvo Car and Land Rover, offset by a decrease in market share of Ford brand. The decrease in our Ford brand share reflects primarily continued aggressive competition.

      Our Automotive sector in South America lost $240 million from continuing operations in 2000, compared with a loss of $444 million in 1999. The improvement reflects primarily higher vehicle margins resulting from cost reductions and improved product mix and pricing.

      In 2000, approximately 1.5 million new cars and trucks were sold in Brazil, compared with 1.3 million in 1999. Our share of those unit sales was 9.1% in 2000, down 0.6 percentage points from a year ago. The decline in market share reflects increased competition.

      Automotive sector earnings from continuing operations in the Rest of World were $108 million in 2000, compared with earnings of $87 million in 1999.

      New car and truck sales in Australia, our largest market in Rest of World, were approximately 788,000 units in 2000, essentially unchanged from a year ago. In 2000, our combined car and truck market share in Australia was 15.4%, down 1.1 percentage points from 1999, reflecting primarily strong competitive pressures.

Financial Services Sector Results of Operations

      Earnings of our Financial Services sector consist primarily of two segments, Ford Credit and Hertz. Details of our Financial Services sector earnings for 2001, 2000, and 1999 are shown below (in millions):

	Net Income/(Loss)

	2001	2000	1999

Ford Credit	$839	$1,536	$1,261

Hertz	23	358	336

Minority interests and other	(48)	(108)	(81)

Total Financial Services sector	$814	$1,786	$1,516

2001 Compared with 2000

      Ford Credit’s consolidated net income in 2001 was $839 million, down $697 million or 45% from 2000. Excluding Ford Credit’s share of the charges associated with the Revitalization Plan and the ongoing impact of SFAS No. 133, net income was $1.2 billion, down $336 million compared with 2000, due primarily to a higher provision for credit losses, offset partially by favorable volumes, margins, and investment and other income. The higher provision for credit losses ($3,355 million in 2001 compared with $1,671 million in 2000) was in response to significant weakening of economic conditions. The higher investment and other income resulted from increased gains on sales of receivables (resulting from an increased use of sales of receivables as a cost-effective source of funds coupled with a falling interest rate environment) and higher interest income on retained assets related to sale of receivables transactions.

      Earnings at Hertz in 2001 were $23 million. In 2000, Hertz had earnings of $358 million. The decrease in earnings reflected a slowing U.S. economy with particular impact on U.S. car rental, as well as an increased competitive pricing environment in all Hertz business units.

2000 Compared with 1999

      Ford Credit’s consolidated net income in 2000 was $1,536 million, up $275 million or 22% from 1999. Compared with 1999, the increase in earnings reflects primarily improved net financing margins and a higher level of receivables, offset partially by higher credit losses and operating costs.

      Earnings at Hertz in 2000 were $358 million. In 1999, Hertz had earnings of $336 million. The increase in earnings reflects primarily strong volume-related performance, offset partially by downward pricing pressure and higher interest costs.

Liquidity and Capital Resources

Automotive Sector

      At December 31, 2001, our Automotive sector had $15 billion of cash and marketable securities, down $1.5 billion from December 31, 2000, which is more than explained by cash outlays for the final payment for Volvo Car Corporation ($1.6 billion), dividend payments ($1.9 billion), share repurchases ($1.1 billion), and our acquisition of the minority interest in Hertz ($735 million). In addition, we have pre-funded certain employee health benefit obligations in a Voluntary Employee Beneficiary Association trust totaling $2.7 billion at December 31, 2001.

      In 2001, we spent $6.4 billion for capital goods, such as machinery, equipment, tooling, and facilities, used in our Automotive sector. This was down $1.0 billion from 2000, reflecting primarily a reduced number of product introductions. Capital expenditures were 4.8% of sales in 2001, down 0.4% from a year ago.

      Our stockholders’ equity was $7.8 billion at December 31, 2001, down $10.8 billion compared with December 31, 2000. This decrease reflected primarily net losses of $5.5 billion, dividend payments of $1.9 billion, foreign currency translation adjustments of $1.2 billion, and net loss on derivative financial instruments (SFAS No. 133) of $1.1 billion.

      At December 31, 2001, our Automotive sector had total debt of $13.8 billion, up $1.8 billion from a year ago. The weighted average maturity of this debt is approximately 28 years.

      At December 31, 2001, the Automotive sector had $8.6 billion of contractually committed credit agreements with various banks; 87.4% of this amount is available through June 30, 2006. Ford also has the ability to transfer, on a non-guaranteed basis, $8.0 billion of these credit lines to Ford Credit and FCE Bank plc.

Financial Services Sector

      At December 31, 2001, our Financial Services sector had cash and marketable securities totaling $3.8 billion, up $1.5 billion from December 31, 2000, primarily reflecting the pre-funding of commercial paper maturities.

      Finance receivables and net investment in operating leases were $159.2 billion at December 31, 2001, down $12.6 billion from December 31, 2000, reflecting increased use of sales of receivables as a cost effective source of funds.

      Total debt was $153.5 billion at December 31, 2001, about equal to last year. Outstanding commercial paper at December 31, 2001 totaled $15.7 billion at Ford Credit and $449 million at Hertz, with an average remaining maturity of 48 days and 35 days, respectively.

      Dividends totaling $400 million were paid from Ford Credit to Ford in 2001, up $130 million from 2000. However, no dividend payments were made in the fourth quarter 2001. Additionally, in January 2002, $700 million of cash was contributed to Ford Credit as additional equity, which lowered Ford Credit’s debt-to-equity ratio to 14 to 1 on a “managed” basis (that is, treating as debt the outstanding principal of sold receivables that Ford Credit manages).

      At December 31, 2001, various subsidiaries of the Financial Services sector had $16.9 billion of contractually committed support facilities; 49.3% of this amount is available through June 30, 2006 and $1 billion was in use (primarily by affiliates outside of the U.S. and Europe). In addition, banks provide $12.5 billion of facilities to support Ford Credit’s asset-backed commercial paper program.

      Ford Credit also has entered into agreements with several bank-sponsored, commercial paper issuers (“conduits”). Under these agreements such conduits are contractually committed to purchase from Ford Credit, at Ford Credit’s option, up to an aggregate of $12.4 billion of receivables. These agreements have varying maturity dates between June 27, 2002 and December 12, 2002. As of December 31, 2001, approximately $5.6 billion of these conduit commitments have been utilized.

      In October 2001, our board of directors declared a fourth quarter 2001 dividend on Ford’s common and Class B stock of $0.15 per share, which represented a 50% reduction from the $0.30 per share dividend that had been paid since the fourth quarter of 2000. On January 11, 2002, our board of directors further reduced the quarterly dividend on common and Class B stock by declaring a first quarter 2002 dividend of $0.10 per share, which represented a 33% reduction from the fourth quarter 2001 dividend. These dividend reductions will yield cash savings of nearly $1.5 billion annually.

      On October 18, 2001, Moody’s Investors Service (“Moody’s”) affirmed Ford Credit’s long- and short-term debt ratings at A2 and Prime-1, respectively, and lowered Ford’s long-term debt rating from A2 to A3. Moody’s stated that the outlook for the ratings is negative. On October 15, 2001, Standard & Poor’s lowered Ford’s and Ford Credit’s long-term debt rating from A to BBB+, stable outlook, and lowered short-term debt ratings from A-1 to A-2. On September 26, 2001, Fitch, Inc. announced that it had downgraded the long-term credit ratings of Ford, Ford Credit and certain of their affiliates from A+ to A- and lowered short-term debt ratings from F1 to F2.

      On January 11, 2002, Fitch announced that it had further downgraded the long-term debt ratings of Ford, Ford Credit and certain of their affiliates from A- to BBB+. Fitch stated that the outlook for the rating is negative. On January 11, 2002, Standard and Poor’s affirmed Ford, Ford Credit and affiliates’ ratings, but announced that its credit outlook for Ford, Ford Credit and affiliates has changed from stable to negative. On January 16, 2002, Moody’s announced that it lowered the long-term debt ratings of Ford to Baa1 from A3 and of Ford Credit to A3 from A2. It also lowered Ford Credit’s short-term debt rating to Prime-2 from Prime-1.

Hertz Purchase

      In March 2001, through a tender offer and a merger transaction, we acquired (for a total price of about $735 million) the common stock of Hertz that we did not own, which represented about 18% of the economic interest in Hertz. As a result, Hertz has become an indirect, wholly-owned subsidiary.

New Accounting Standard

      On January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Goodwill and certain intangible assets will no longer be amortized, but will be subject to an annual impairment test. As of December 31, 2001, net goodwill and intangible assets, having various amortization periods, was $8.4 billion. Although we are currently assessing the impact of this standard on our financial statements, we expect our annual amortization expense to be reduced by approximately $300 million.

Outlook

      Our outlook for car and truck (including heavy trucks) industry sales in 2002 in our major markets is as follows:

United States	—	approximately 15.5 million units, compared with the 17.5 million units sold in 2001
Europe	—	approximately 16.9 million units, compared with the 17.8 million units sold in 2001 (both figures based on 19 markets)
Brazil	—	approximately 1.4 million units, compared with the 1.6 million units sold in 2001
Australia	—	approximately 790,000 units, compared with the 773,000 units sold in 2001

      Based on these and other assumptions (e.g., assumptions regarding market share in the U.S., which is expected to be up slightly due to increased sales of luxury vehicles in 2002, and marketing costs, which are expected to be slightly higher in 2002), we expect 2002 earnings to be about breakeven, with the Automotive sector incurring significant losses and the Financial Services sector providing offsetting profits. In addition, we expect operating cash flow for the Automotive sector (defined primarily as profit after tax payments, capital spending net of depreciation and amortization, dividends to shareholders and changes in working capital) to be negative in 2002. Similar to the improvements in cost and the other expected benefits of the Revitalization Plan, we expect to achieve meaningful improvements in operating cash flow by mid-decade.

2002 Financial Milestones

      We have set and communicated certain financial milestones for 2002. While we hope to achieve these goals, they should not be interpreted as projections, expectations or forecasts of 2002 results. The financial milestones for 2002 are as follows:

2002 Milestone

Restructuring Priorities
Communicate/ Implement Plans	Report on progress
Quality (U.S.)	Improve J.D. Power Initial Quality Survey
Capacity utilization (North America)	Improve by 10%
Non-product-related cost	Reduce by $2 billion
Divest non-core operations	$1 billion cash realization

Financial Results
Corporate
Pretax operating earnings	Positive
Capital spending	$7 billion
Europe	Improve results
South America	Improve results

Risk Factors

      Statements included or incorporated by reference herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those discussed under “Risk Factors – Risks Related to Ford’s Business.”

INDUSTRY DATA AND MARKET SHARE OF FORD

      The following table shows the U.S. industry retail deliveries of cars and trucks for the periods indicated:

	U.S. Industry Retail Deliveries
	(millions of units)

	Years Ended December 31

	2001	2000	1999	1998	1997	1996

Cars	8.4	8.8	8.7	8.2	8.3	8.6

Trucks	9.1	9.0	8.7	7.8	7.2	6.9

      The following table shows Ford’s U.S. car and truck market shares for the periods indicated:

	Ford U.S. Car and Truck Market Shares

	Years Ended December 31

	2001	2000	1999	1998	1997	1996

Cars	17.7%	19.1%	19.6%	19.2%	19.7%	20.6%

Trucks	27.4	28.2	28.2	30.2	31.1	31.1

DESCRIPTION OF THE PREFERRED SECURITIES

      This description summarizes the material terms of the preferred securities and the material provisions of documents described below and adds information to the descriptions of the general terms and provisions of trust preferred securities in the prospectus. This description is subject to, and is qualified in its entirety by reference to, all of the provisions of the documents described below (including the definitions therein of certain terms), forms of which are incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part. If this description differs in any way from the summary in this prospectus supplement, you should rely on this description.

General

      The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the preferred securities and the common securities, which are together referred to in this prospectus supplement as the trust securities. The trust securities represent undivided beneficial interests in the assets of the trust. Ford or one of its subsidiaries owns all of the common securities. The common securities rank equally with the preferred securities, and payments to Ford on the common securities are to be made on a proportionate basis with the preferred securities, except as described below under “— Subordination of Common Securities.” Legal title to the debentures is held by the property trustee in trust for the benefit of the holders of the preferred securities and common securities.

      The trust agreement does not permit the trust to issue any securities other than the preferred securities and the common securities or to incur any indebtedness. Ford has guaranteed on a subordinated basis the payment of distributions by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent the trust has funds available to make these payments, as described under “Description of the Preferred Securities Guarantee.” The preferred securities guarantee is held by the guarantee trustee for the benefit of the holders of the preferred securities. The preferred securities guarantee does not cover payment of distributions when the trust does not have sufficient available funds to pay such distributions. The remedy of a holder of preferred securities in such an event is as described below under “— Enforcement of Certain Rights by Holders of Preferred Securities” and “Description of the Preferred Securities Guarantee — Events of Default; Enforcement of Certain Rights by Holders of Preferred Securities.”

Distributions

      Distributions on each preferred security are payable at the annual rate of 6.50% of the liquidation preference of $50 per preferred security. Distributions will accrue from and including the date on which the preferred securities are first issued (anticipated to be January 30, 2002) and are payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2002. The amount of distributions payable for any period is computed on the basis of a 360-day year of twelve 30-day months.

      So long as no indenture event of default has occurred and is continuing, Ford has the right under the indenture governing the debentures to defer the payment of interest on the debentures at any time or from time to time for a period not to exceed 20 consecutive quarters with respect to each deferral period, provided that Ford may not defer the payment of interest beyond the stated maturity of the debentures. If Ford defers the payment of interest on the debentures, the trust will defer the quarterly distributions on the preferred securities for a corresponding period. In this case, distributions on the preferred securities will continue to accrue and will accumulate additional distributions thereon at an annual rate of 6.50%, compounded quarterly from the relevant payment date for such distributions. The term “distributions” as used in this prospectus supplement includes any such additional distributions.

      If Ford elects to defer the payment of interest on the debentures, it may not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common or Class B stock, preferred stock, or any other securities similar to the preferred securities or debt securities ranking equally with or junior to the debentures or make any guarantee payments with respect to such securities.

      Notwithstanding the foregoing, Ford may take any of the following actions during a deferral period:

•	make any dividend, redemption, liquidation, interest, principal or guarantee payment by way of securities, including capital stock, that rank equally with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made;

•	pay dividends (and cash in lieu of fractional shares) upon the conversion, other than at the option of Ford, of any of its preferred stock in accordance with the terms of such stock;

•	make payments under the preferred securities guarantee;

•	purchase common stock issued under any of Ford’s benefit plans for its directors, officers or employees;

•	make payments or distributions in connection with a reclassification of Ford’s capital stock or the exchange or conversion of one series or class of Ford’s capital stock for another series or class of Ford’s capital stock; and

•	purchase fractional interests in shares of Ford’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

      Before the termination of any such deferral period, Ford may further extend the interest payment period, provided that no deferral period may exceed 20 consecutive quarters or extend beyond the stated maturity of the debentures. Upon the termination of any such deferral period and the payment of all amounts then due on any interest payment date, Ford may elect to begin a new deferral period. See “Description of the Debentures — Option to Extend Interest Payment Period.” Consequently, there could be multiple deferral periods of varying lengths throughout the term of the debentures. Any deferral period with respect to payment of interest on the debentures will also apply to distributions with respect to the preferred securities and all other securities with similar terms.

      Ford has no current intention to exercise its right to defer payments of interest by extending the interest payment period on the debentures.

      Distributions on the preferred securities will be made on the dates payable, subject to the deferral provisions described above, to the extent that the trust has funds available for the payment of such distributions in the property account. The funds of the trust available for distribution to holders of the preferred securities will be limited to payments received by the trust from Ford under the debentures. See “Description of the Debentures.” If Ford does not make interest payments on such debentures, the property trustee will not have funds available to pay distributions on the preferred securities. The payment of distributions (if and to the extent the trust has funds on hand available for the payment of such distributions and cash sufficient to make such payments) is guaranteed by Ford on a limited and subordinated basis as described under “Description of the Preferred Securities Guarantee.”

      Distributions on the preferred securities are payable to the holders thereof as they appear on the register of the trust at the close of business on the relevant record date, which shall be the fifteenth day (whether or not a business day) next preceding the relevant distribution date. As long as the preferred securities remain in book-entry form, subject to any applicable laws and regulations and the provisions of the trust agreement, each such payment will be made as described below under “— Form, Transfer, Exchange and Book-Entry Procedures.”

Conversion Rights

      The preferred securities are convertible into shares of Ford common stock at any time before the close of business on January 15, 2032 (or, in the case of the preferred securities called for redemption, before the close of business on the business day before the applicable redemption date) at the option of the holders of preferred securities and in the manner described below, at an initial conversion rate of 2.8249 shares of Ford common stock for each preferred security (equivalent to a conversion price of $17.70 per share of Ford common stock), subject to adjustment as described below.

      If a preferred security is surrendered for conversion after the close of business on any regular record date for payment of a distribution and before the opening of business on the corresponding distribution payment date, then, notwithstanding such conversion, the distribution payable on such distribution payment date will be paid in cash to the person in whose name the preferred security is registered at the close of business on such record date, and, other than a preferred security or a portion of a preferred security called for redemption on a redemption date occurring after such record date and before such distribution payment date, when so surrendered for conversion, the preferred security must be accompanied by payment of an amount equal to the distribution payable on such distribution payment date.

      The terms of the preferred securities provide that a holder of preferred securities wishing to exercise its conversion right shall surrender such preferred securities, together with an irrevocable conversion notice, to the EquiServe Trust Company, N.A., as conversion agent, who shall, on behalf of such holder, exchange such preferred securities for an equivalent amount of debentures and immediately convert such debentures into Ford common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. So long as a book-entry system for the preferred securities is in effect, however, procedures for converting the preferred securities into shares of Ford common stock will differ, as described below under “— Certain Book-Entry Procedures for Global Certificates.”

      No fractional shares of Ford common stock will be issued as a result of conversion. Instead, Ford will pay holders cash in lieu thereof based on the closing market price of Ford common stock on the date such preferred securities are surrendered for conversion.

Conversion Price Adjustments — General

      The initial conversion price is subject to adjustment upon certain events, including:

•	the issuance of Ford common stock as a dividend or distribution with respect to the outstanding shares of Ford common stock;

•	subdivisions or combinations of Ford common stock;

•	the issuance of any shares of capital stock by reclassification of Ford common stock;

•	the issuance to holders of Ford common stock generally of shares of Ford common stock, securities exercisable for or exchangeable or convertible into shares of Ford common stock or rights or warrants to subscribe for Ford common stock, in each case at less than the then current market price;

•	the distribution to holders of Ford common stock generally of shares of capital stock of Ford (other than Ford common stock) or of evidences of indebtedness, assets (excluding dividends or distributions paid exclusively in cash) or rights or warrants to subscribe for securities of Ford other than those mentioned above;

•	the payment of dividends or other distributions (other than regular quarterly dividends) consisting exclusively of cash to all holders of Ford common and Class B stock if such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender offers by Ford or any of its subsidiaries for Ford common and/or Class B stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 17.5% of Ford’s market capitalization on the record date for such distribution; and

•	the purchase of Ford common and/or Class B stock pursuant to a tender offer made by Ford or any of its subsidiaries if the same involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by Ford or any of its subsidiaries for Ford common and/or Class B stock expiring within the preceding 12 months for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in the paragraph above to all holders of Ford common and Class B stock within the preceding 12 months for which no adjustment has been made, exceeds 17.5% of Ford’s market capitalization on the expiration date of such tender offer.

      No adjustment of the conversion price will be required to be made (i) for the issuance of any shares of Ford common stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of Ford and the investment of additional optional amounts in shares of Ford common stock under any such plan, and the issuance of any shares of Ford common stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of Ford, pursuant to any option, warrant or exercisable, exchangeable or convertible security (including, but not limited to, Class B Stock) outstanding as of the date hereof or (ii) in any case until cumulative adjustments amount to one percent or more of the conversion price. Ford reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as it in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by Ford to its stockholders shall not be taxable.

      If Ford makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or assets of Ford, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the antidilution provisions described above, the conversion price of the preferred securities is reduced, such reduction may be deemed to be the receipt of taxable income by holders of the preferred securities.

Conversion Price Adjustments — Fundamental Change

      If Ford shall be a party to any transaction or series of transactions constituting a fundamental change (as defined below), including, without limitation, a merger, consolidation, sale of all or substantially all of Ford’s assets or recapitalization of Ford common stock and excluding certain of the transactions described above under “— General,” then appropriate provision shall be made so that the holder of any preferred securities then outstanding shall have the right thereafter to convert such preferred securities:

•	if any such transaction does not constitute a common stock fundamental change (as defined below), into the kind and amount of the securities, cash or other property as the holder of the preferred securities would have received upon such merger, consolidation, sale or recapitalization had such holder converted its preferred securities into shares of Ford common stock immediately before such merger, consolidation, sale or recapitalization, after, in the case of a fundamental change other than a common stock fundamental change, giving effect to any adjustment in the conversion price in accordance with the debenture; and

•	if any such transaction constitutes a common stock fundamental change, into shares of common stock of the kind received by holders of Ford common stock as a result of such common stock fundamental change in an amount determined in accordance with the debenture.

      “Fundamental change” means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the common stock of Ford is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise).

      In a fundamental change transaction where all or substantially all the Ford common stock is converted into securities, cash, or property and more than 50% of the value received by the holders of Ford common stock (subject to certain limited exceptions) consists of listed or Nasdaq National Market traded common stock (“common stock fundamental change”), the conversion price adjustments are designed to provide in effect that:

•	where Ford common stock is converted partly into such common stock and partly into other securities, cash, or property, each preferred security will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares equals the value of the shares of Ford common stock into which such preferred security was convertible immediately before the transaction; and

•	where Ford common stock is converted solely into such common stock, each preferred security will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Ford common stock into which such preferred security was convertible immediately before such transaction.

      In a fundamental change transaction that does not constitute a common stock fundamental change transaction, the conversion price adjustment is designed to increase the securities, cash or property into which each preferred security is convertible.

Special Event Redemption

      Ford may redeem the debentures, at its option, before the maturity of the debentures at a redemption price equal to 100% of the principal amount of the debentures so redeemed plus any accrued and unpaid interest:

•	at any time, in whole but not in part, within 90 days after an investment company event, as described below; and

•	at any time, in whole or in part, within 90 days after a tax event, as described below.

      Promptly following any such redemption of the debentures, the trust will redeem preferred securities and common securities of the trust having an aggregate liquidation amount equal to the aggregate principal amount of the debentures redeemed at a redemption price equal to the liquidation amount of such trust securities plus accrued and unpaid distributions thereon to the redemption date. The common securities will be redeemed on a proportionate basis with the preferred securities, except that if a trust agreement event of default has occurred and is continuing, the preferred securities will have a priority over the common securities with respect to the redemption price.

      If a tax event occurs and is continuing and Ford does not elect to redeem the debentures or distribute the debentures in liquidation of the trust (see “— Distribution of Debentures”), Ford will pay all additional taxes and other expenses of the trust (see “Description of the Preferred Securities — Expenses of the Trust”), so that the amount of distributions then due and payable by the trust on the outstanding trust securities will not be reduced as a result of any additional taxes and other expenses to which the trust has become subject as a result of a tax event.

      A “tax event” means the receipt by the property trustee, on behalf of the trust, of an opinion of counsel, rendered by a law firm having a recognized national tax and securities law practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of:

•	any amendment to, or change, including any announced prospective change, in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or

•	as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the preferred securities under the trust agreement, there is more than an insubstantial risk that:

•	the trust is, or within 90 days of the date thereof will be, subject to United States federal income tax with respect to income received or accrued on the debentures,

•	interest payable by Ford on such debentures is not, or within 90 days of the date thereof will not be, deductible by Ford, in whole or in part, for United States federal income tax purposes, or

•	the trust is, or within 90 days of the date thereof will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

      An “investment company event” means the receipt by the property trustee, on behalf of the trust, of an opinion of counsel, rendered by a law firm having a recognized national securities law practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority effective on or after the date of original issuance of the preferred securities, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act.

      The trust may not redeem the preferred securities in part unless all accrued and unpaid distributions have been paid in full on all outstanding preferred securities for all quarterly distribution periods terminating on or before the redemption date. If fewer than all the outstanding preferred securities are to be redeemed, the preferred securities to be so redeemed will be selected by DTC as described below under “— Form, Transfer, Exchange and Book-Entry Procedures.”

Optional Redemption

      Except as provided below under “— Mandatory Redemption” and “— Special Event Redemption” above, the trust may not redeem the preferred securities before January 15, 2007.

      On and after such date, upon any permitted redemption by Ford of the debentures, the preferred securities are subject to redemption, in whole or in part, at the following prices per share plus accrued and unpaid distributions, if any, to the date fixed for redemption if redeemed during the twelve-month period commencing January 15 in each of the following years indicated:

Year	Redemption Price

2007	$51.63

2008	51.30

2009	50.98

2010	50.65

2011	50.33

2012 and thereafter	50.00

      The trust may not redeem the preferred securities in part unless all accrued and unpaid distributions have been paid in full on all outstanding preferred securities for all quarterly distribution periods terminating on or before the redemption date. If fewer than all the outstanding preferred securities are to be redeemed, the preferred securities to be so redeemed will be selected by DTC as described below under “— Form, Transfer, Exchange and Book-Entry Procedures.”

Mandatory Redemption

      Upon repayment of the debentures at maturity or as a result of the acceleration of the debentures upon the occurrence of an indenture event of default described under “Description of Debt Securities — Events of Default and Notice Thereof” in the prospectus, the trust shall use the cash it receives to redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures so repaid plus accrued and unpaid distributions. In the case of acceleration of the debentures, the trust will redeem the preferred securities only after it actually receives repayment of the debentures.

Redemption Procedures

      The property trustee will give you at least 30, but not more than 60 days’ notice of any redemption of preferred securities, which notice will be irrevocable. If the property trustee gives a notice of redemption of the preferred securities, then by 12:00 noon, New York City time, on the redemption date, the property trustee will deposit irrevocably with DTC or the conversion agent, as the case may be, funds sufficient to pay the applicable redemption price to the extent Ford has paid the property trustee a sufficient amount of cash in connection with the related redemption or repayment of the debentures. The property trustee will also give DTC or the conversion agent, as the case may be, irrevocable instructions and authority to pay the redemption price to the holders of such preferred securities. See “— Form, Transfer, Exchange and Book-Entry Procedures.” If such preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such preferred securities.

      If notice of redemption shall have been given and funds deposited as required, then, upon the date of such deposit, immediately before the close of business on the date of such deposit, distributions will cease to accrue on the preferred securities called for redemption, such preferred securities shall no longer be deemed to be outstanding and all rights of the holders of such preferred securities so called for redemption will cease, except the right of the holders of such preferred securities to receive the redemption price, but without interest on such redemption price.

      If payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by Ford pursuant to the preferred securities guarantee as described under “Description of the Preferred Securities Guarantee,” distributions on such preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the trust to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

      Subject to applicable law including, without limitation, United States federal securities law, Ford or its subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

      Payment of the redemption price on the preferred securities and any distribution or exchange of debentures to holders of preferred securities shall be made to the applicable record holders thereof as they appear on the register for such preferred securities on the relevant record date, which shall be the fifteenth day (whether or not a business day) before the redemption date or liquidation date, as applicable.

      If the trust redeems less than all of the trust securities on a redemption date, then the aggregate liquidation amount of such trust securities to be redeemed shall be allocated proportionately among the preferred securities and the common securities. The property trustee shall select the particular preferred securities to be redeemed not more than 45 days before the redemption date from the outstanding preferred securities not previously called for redemption, by lot or by such method as the property trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions of the liquidation amount of the preferred securities. The property trustee shall promptly notify the conversion agent in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount thereof to be redeemed; it being understood that, in the case of preferred securities held by DTC (or any successor) or its nominee, the distribution of the proceeds of such redemption will be made in accordance with the procedures of DTC or its nominee. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities that has been or is to be redeemed.

Distribution of Debentures

      At any time, Ford has the right to dissolve the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, cause the debentures to be distributed to the holders of the preferred securities and common securities in liquidation of the trust. Circumstances under which Ford may determine to exercise such right could include:

•	the occurrence of a tax event or an investment company event;

•	adverse tax consequences to Ford or the trust that are not within the definition of a tax event because they do not result from an amendment or change described in such definition; or

•	changes in the accounting requirements applicable to the preferred securities as described under “Accounting Treatment.”

      Under current United States federal income tax law and interpretations and assuming, as expected, the trust is not treated as an association taxable as a corporation for United States federal income tax purposes, a distribution of the debentures would not be a taxable event to the trust and holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a tax event or other circumstances, however, the distribution could be a taxable event to holders of the preferred securities. See “United States Federal Income Tax Considerations — Distribution of the Debentures Upon Liquidation of the Trust.”

      After the liquidation date fixed for any distribution of the debentures:

•	the preferred securities will no longer be deemed to be outstanding;

•	DTC or its nominee, as the record holder of such preferred securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon such distribution; and

•	any certificates representing such preferred securities not held by DTC or its nominee will be deemed to represent the debentures having a principal amount equal to the liquidation amount of such preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such preferred securities until such certificates are presented to the property trustee for transfer or reissuance.

      For a description of DTC and the terms of the depository arrangements, see “— Form, Transfer, Exchange and Book-Entry Procedures” and “— Certain Book-Entry Procedures for Global Certificates” below.

Liquidation Distribution Upon Dissolution

      In the event of any voluntary or involuntary liquidation, termination, dissolution or winding up of the trust, any of which are referred to as a liquidation, the holders of the preferred securities at that time will be entitled to receive out of the assets of the trust, after satisfaction of liabilities to creditors as provided by applicable law, distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per preferred security plus accrued and unpaid distributions to the date of payment, unless, in connection with the liquidation, debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such trust securities, have been distributed on a proportionate basis to the holders of trust securities in exchange for such trust securities. See “— Distribution of Debentures.”

      If, upon any liquidation, the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay it in full, then the trust will pay the amounts on a proportionate basis. The holder(s) of the common securities will be entitled to receive liquidation distributions upon any such liquidation on a proportionate basis with the holders of the preferred securities, except that if an indenture event of default has occurred and is continuing, the preferred securities shall have a priority over the common securities in those liquidation distributions. See “— Subordination of Common Securities” below.

      Pursuant to the trust agreement, the trust shall automatically dissolve upon expiration of its term on January 15, 2032 and shall also dissolve on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of Ford;

•	written direction by Ford, as sponsor, to the property trustee to dissolve the trust (which direction is optional and wholly within the discretion of Ford, as sponsor) and, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to distribute the debentures to the holders of the trust securities;

•	the redemption or conversion of all of the preferred securities and common securities; and

•	the entry by a court of competent jurisdiction of an order for the dissolution of the trust.

Subordination of Common Securities

      Payment of distributions on, and the redemption price of, the preferred securities and common securities of the trust shall be made on a proportionate basis based on the liquidation amount of such trust securities; provided, however, that if on any distribution date or redemption date a trust agreement event of default, as described below, shall have occurred and be continuing,

•	no payment of any distribution on, or redemption price of, any of the common securities of the trust, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods ending on or before such distribution date or redemption date, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding preferred securities then called for redemption, shall have been made or provided for; and

•	all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

      In the case of any trust agreement event of default, Ford as holder of the common securities will be deemed to have waived any right to act with respect to any such trust agreement event of default until all such trust agreement events of default with respect to the preferred securities have been cured, waived or otherwise eliminated. Until all such trust agreement events of default with respect to the preferred securities have been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the preferred securities and not on behalf of Ford as holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Trust Agreement Events of Default

      An event of default under the indenture, referred to in this prospectus as an indenture event of default, constitutes an event of default under the trust agreement with respect to the trust securities whatever the reason for such indenture event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. Any event of default under the trust agreement is referred to in this prospectus as a trust agreement event of default.

      Within ten days after the occurrence of any trust agreement event of default actually known to the property trustee, the property trustee shall transmit notice of such trust agreement event of default to the holders of the preferred securities, the administrative trustees and Ford, as sponsor, unless such trust agreement event of default shall have been cured or waived. Ford, as sponsor, and the administrative trustees, on behalf of the trust, are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

      If a trust agreement event of default has occurred and is continuing, the preferred securities shall have preference over the common securities upon termination of the trust as described above. See “— Subordination of Common Securities.” The existence of a trust agreement event of default does not entitle the holders of preferred securities to accelerate the maturity of the preferred securities.

Enforcement of Certain Rights by Holders of Preferred Securities

      If a trust agreement event of default has occurred and is continuing, then a holder of the preferred securities will rely on the property trustee to enforce its rights as a holder of the debentures against Ford. In addition, the holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee to exercise the remedies available to it as a holder of the debentures. No holder of preferred securities may institute any action directly against Ford under the indenture unless:

•	such holder previously shall have given the property trustee written notice of default and continuance thereof; and

•	the holders of not less than 25% in principal amount of the preferred securities then outstanding shall have requested the property trustee to institute such action and shall have offered the property trustee reasonable indemnification; and

•	the property trustee shall not have instituted such action within 90 days of such request.

      Notwithstanding the foregoing, if a trust agreement event of default has occurred and is continuing and such event is attributable to the failure of Ford to pay interest or principal on the debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of preferred securities may sue Ford directly to collect its proportionate share of payments owed, without first:

•	directing the property trustee to enforce the terms of the debentures;

•	instituting a legal proceeding against Ford to enforce the property trustee’s rights under the debentures; or

•	instituting a legal proceeding against the property trustee or any other person or entity.

      Ford will be able to set off any payment made to a holder of preferred securities against its obligation to make a corresponding payment of principal or interest, as the case may be, on the debentures.

Merger or Consolidation of Trustees

      Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under the trust agreement, provided such corporation shall be otherwise qualified and eligible.

Expenses of the Trust

      Pursuant to the trust agreement, Ford will pay all of the costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of any trust securities the amounts due such holders pursuant to the terms of the trust securities. Such costs, expenses and liabilities shall include any taxes to which the trust may become subject, whether as a result of a tax event or otherwise, other than withholding taxes.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

      The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below.

      The trust may, at the request of Ford, with the consent of the administrative trustees and without the consent of the property trustee, the Delaware trustee or the holders of the preferred securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, provided that:

•	such successor entity either:

(A) expressly assumes all of the obligations of the trust with respect to the trust securities, or

(B) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as the successor securities rank the same as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	Ford expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the debentures;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities including any successor securities in any material respect;

•	such successor entity has a purpose identical to that of the trust;

•	before the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Ford has received an opinion from independent counsel to the trust experienced in such matters to the effect that:

(A) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders’ interest in the new entity),

(B) following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor such successor entity will be required to register as an “investment company” under the Investment Company Act; and

•	Ford or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

      Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in aggregate liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights

      Except as provided below and under “Description of the Preferred Securities Guarantee — Modification of the Preferred Securities Guarantees; Assignment” in the prospectus and as otherwise required by law and the trust agreement, the holders of the preferred securities have no voting rights.

      The holders of a majority in aggregate liquidation amount of preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee and to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee to exercise the remedies available to it as a holder of the debentures. So long as any debentures are held by the property trustee, the trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or executing any trust or power conferred on the indenture trustee with respect to such debentures;

•	waive any past default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the debentures shall be due and payable; or

•	consent to any amendment, modification or termination of the indenture or the debentures where such consent shall be required;

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities, except in the case of the last bullet point, which consent, if no trust agreement event of default shall occur and be continuing, shall be of the holders of a majority in aggregate liquidation amount of preferred securities and common securities, voting together as a single class.

      However, where a consent under the indenture would require the consent of each holder of debentures affected thereby, no such consent shall be given by the property trustee without the prior written consent of each holder of the preferred securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee shall notify each holder of record of the preferred securities of any notice of default with respect to the debentures.

      A waiver of an indenture event of default will constitute a waiver of the corresponding trust agreement event of default.

      Any required approval or direction of holders of preferred securities may be given at a separate meeting of holders of preferred securities convened for such purpose, at a meeting of all of the holders of the trust securities or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of preferred securities in the manner set forth in the trust agreement.

      No vote or consent of the holders of preferred securities is required for the trust to redeem and cancel the preferred securities in accordance with the trust agreement.

      Notwithstanding that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned at such time by Ford, the administrative trustees or any affiliate of Ford or any administrative trustee shall, for purposes of such vote or consent, be treated as if such preferred securities were not outstanding.

      The procedures by which holders of preferred securities may exercise their voting rights are described below. See “— Form, Transfer, Exchange and Book-Entry Procedures.”

      Holders of the preferred securities have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by Ford, as the direct or indirect holder of all the common securities.

Amendment of the Trust Agreement

      Ford and the trustees may amend the trust agreement from time to time, without the consent of the holders of the preferred securities:

•	to cure any ambiguity or correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, in each case so long as such amendment does not adversely affect in any material respect the interests of any holder of trust securities;

•	to modify, eliminate or add to any provision of the trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act; or

•	to maintain the qualification of the trust agreement under the Trust Indenture Act.

      Any amendments of the trust agreement shall become effective when notice thereof is given to the holders of the trust securities.

      In addition, Ford and the trustees may amend the trust agreement upon:

•	the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding preferred securities and common securities, acting as a single class unless such amendment would adversely affect only the preferred securities or only the common securities in which case only the affected class would be entitled to vote; and

•	receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from the status of an “investment company” under the Investment Company Act;

provided, however, that Ford and the trustees may not amend the trust agreement without the consent of each holder of trust securities if such amendment will change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

      If any proposed amendment of the trust agreement provides for, or the trustees otherwise propose to effect, the dissolution, winding-up or termination of the trust, other than pursuant to the terms of the trust agreement, then the holders of the then outstanding preferred securities, as a class, are entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of the holders of the majority in aggregate liquidation amount of the preferred securities.

Payment and Paying Agency

      The trust will make all payments in respect of the preferred securities to DTC or its nominee, as the registered owner of the global certificates representing the preferred securities. It is expected that DTC will then make payments to its participants by crediting the relevant accounts at DTC on the applicable distribution dates.

      If the preferred securities are not held by DTC, the paying agent shall make all payments in respect of the preferred securities by check mailed to the address of the holder entitled thereto as such address shall appear on the security register (as such term is defined in the trust agreement). The paying agent shall initially be EquiServe Trust Company, N.A. and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Ford. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the property trustee and Ford. If EquiServe Trust Company, N.A. shall no longer be the paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and Ford) to act as paying agent.

Governing Law

      The trust agreement and the preferred securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

Form, Transfer, Exchange and Book-Entry Procedures

      The preferred securities will be represented by one or more certificates in registered, global form, referred to in this prospectus as the global certificate. The global certificate will be deposited upon issuance with the property trustee as custodian for DTC, in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global certificate are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

      Except as set forth below, the global certificate may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global certificate may not be exchanged for preferred securities in certificated form except in the limited circumstances described below under “— Exchanges of Book-Entry Certificates for Certificated Preferred Securities.”

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global certificate to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Exchanges of Book-Entry Certificates for Certificated Preferred Securities

      A beneficial interest in a global certificate may not be exchanged for a certificated preferred security unless:

•	DTC notifies the trust and Ford that it is unwilling or unable to continue as depository for the global certificate or has ceased to be a clearing agency registered under the Exchange Act and in either case the trust and Ford fail to appoint a successor depository within 90 days;

•	Ford, at its option, notifies the property trustee in writing that it elects to cause the issuance of the preferred securities in certificated form; or

•	there shall have occurred and be continuing a trust agreement event of default and the holders of a majority in liquidation amount of the outstanding preferred securities determine that the global certificate will be exchangeable for certificated preferred securities.

      In all cases, certificated preferred securities delivered in exchange for any global certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Certain Book-Entry Procedures for Global Certificates

      The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it from time to time. Neither the trust nor Ford takes responsibility for these operations and procedures, and they urge investors to contact DTC or its participants directly to discuss these matters.

      DTC has advised the trust and Ford as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

      DTC has advised the trust and Ford that its current practice, upon the issuance of the global certificate, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global certificate to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

      As long as DTC, or its nominee, is the registered holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the preferred securities represented by such global certificate for all purposes under the trust agreement and the preferred securities. Except in the limited circumstances described above, owners of beneficial interests in a global certificate will not be entitled to have any portions of such global certificate registered in their names, will not receive or be entitled to receive physical delivery of preferred securities in definitive form and will not be considered the owners or holders of the global certificate (or any preferred securities represented thereby) under the trust agreement or the preferred securities.

      Investors may hold their interests in the global certificate directly through DTC, if they are participants in such system, or indirectly through organizations that are participants in such system. Payments of distributions on the global certificates will be made to DTC or its nominee as the registered owner thereof. None of the trust, Ford, the property trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The trust and Ford expect that DTC or its nominee, upon receipt of any payment of distributions in respect of a global certificate representing any preferred securities held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate for such preferred securities as shown on the records of DTC or its nominee. The trust and Ford also expect that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

      Interests in the global certificates will trade in DTC’s settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised the trust and Ford that it will take any action permitted to be taken by a holder of certificates, including the presentation of preferred securities for exchange as described below and the conversion of preferred securities, only at the direction of one or more participants to whose account with DTC interests in the global certificates are credited and only in respect of such portion of the aggregate liquidation amount of the preferred securities as to which such participant or participants has or have given such direction.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the trust, Ford, the property trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in the global certificates.

      Redemption notices shall be sent to DTC or its nominee as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each participant to be redeemed.

      Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor its nominee will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns DTC’s or its nominee’s consenting or voting rights to those participants to whose accounts such preferred securities are credited on the record date and identified in a listing attached to the omnibus proxy.

      Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners of the preferred securities and the voting rights of participants, indirect participants and beneficial owners of preferred securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Ford, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository).

Transfer Agent, Registrar and Paying, Conversion and Exchange Agent

      EquiServe Trust Company, N.A. presently acts as transfer agent, registrar and paying, conversion and exchange agent for the preferred securities.

      Registration of transfers or exchanges of preferred securities will be effected by or on behalf of the trust without charge, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust is not required to register or cause to be registered the transfer of the preferred securities after such preferred securities have been called for redemption.

Information Concerning the Property Trustee

      The property trustee, other than during the occurrence and continuance of a trust agreement event of default, undertakes to perform only such duties as are specifically set forth in the trust agreement. During the occurrence and continuance of a trust agreement event of default, the property trustee undertakes to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.

      However, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

      If no trust agreement event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by Ford and, if not so directed, shall take such action as it deems necessary and will have no liability except for its own bad faith, negligence or willful misconduct.

      Ford and certain of its subsidiaries may maintain deposit accounts and banking relationships and conduct other banking and corporate securities transactions with the property trustee in the ordinary course of their businesses.

Miscellaneous

      The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the debentures will be treated as indebtedness of Ford for United States federal income tax purposes. In this connection, Ford and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the trust agreement, that Ford and the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the preferred securities.

      Holders of the preferred securities have no preemptive or similar rights.

      The trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Agreement by Purchasers of Certain Tax Treatment

      Each purchaser of preferred securities, by acceptance of a beneficial interest in the preferred securities, agrees to treat the debentures as indebtedness for all United States federal, state and local tax purposes.

DESCRIPTION OF THE DEBENTURES

      The debentures will be issued under an indenture, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and related prospectus is a part. This description summarizes the material terms and provisions of the debentures and the indenture and is subject to, and is qualified in its entirety by reference to, the indenture. Whenever particular defined terms of the indenture are referred to herein, such defined terms are incorporated by reference herein.

General

      The debentures are unsecured and rank junior and subordinate in right of payment to all existing and future senior debt of Ford. The debentures are limited in aggregate principal amount to $5,154,639,176, such amount being the sum of the aggregate stated liquidation amount of the preferred securities and capital contributed by Ford to purchase the common securities. The indenture does not limit the incurrence or issuance of other senior or subordinated debt of Ford, whether under the indenture relating to the debentures or any existing or other indenture that Ford may enter into in the future or otherwise. See “— Subordination.” The property trustee will hold legal title to the debentures for the benefit of the holders of the preferred securities and common securities.

Interest

      The debentures bear interest from the date of original issuance (anticipated to be January 30, 2002) at the annual rate of 6.50%, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2002, to the person in whose name each debenture is registered at the close of business on the fifteenth day next preceding such interest payment date, subject to certain exceptions. As long as the preferred securities remain in book-entry form, the record date for the debentures shall be the corresponding record date for the preferred securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month for which interest is computed, the amount of interest payable will be computed on the basis of the actual number of days elapsed in such month.

      If any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount thereof, to the extent permitted by law, at the annual rate of 6.50%, compounded quarterly. The term “interest” as used in this prospectus supplement includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional sums paid by Ford as described under “Description of the Preferred Securities — Expenses of the Trust.”

Option to Extend Interest Payment Period

      So long as no indenture event of default has occurred and is continuing, Ford has the right to defer the payment of interest, including any additional interest, on the debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period, provided that Ford may not defer the payment of interest beyond the stated maturity of the debentures. At the end of any such deferral period, Ford must pay all interest then accrued and unpaid, together with interest thereon at the stated annual rate, compounded quarterly, to the extent permitted by applicable law. During a deferral period, interest will continue to accrue and holders of the debentures, or holders of the preferred securities while the preferred securities are outstanding, will continue to be required to accrue interest income for United States federal income tax purposes. See “United States Federal Income Tax Considerations — Interest Income and Original Issue Discount.”

      During any such deferral period, Ford may not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common or Class B stock, preferred stock, or any other securities similar to the preferred securities or debt securities ranking equal in right of payment with or junior to the debentures and may not make any guarantee payments with respect thereto.

      Notwithstanding the foregoing, Ford may take any of the following actions during a deferral period:

•	make any dividend, redemption, liquidation, interest, principal or guarantee payment by way of securities, including capital stock, that rank equally with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made;

•	pay dividends (and cash in lieu of fractional shares) upon the conversion, other than at the option of Ford, of any of its preferred stock in accordance with the terms of such stock;

•	make payments under the preferred securities guarantee;

•	purchase common stock issued under any of Ford’s benefit plans for its directors, officers or employees;

•	make payments or distributions in connection with a reclassification of Ford’s capital stock or the exchange or conversion of one series or class of Ford’s capital stock for another series or class of Ford’s capital stock; and

•	purchase fractional interests in shares of Ford’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

      Any deferral period with respect to the payment of interest on the debentures will also apply to distributions with respect to the preferred securities and all other securities with similar terms. Before the termination of any such deferral period, Ford may further extend the interest payment period, provided that no deferral period may exceed 20 consecutive quarters or extend beyond the stated maturity of the debentures. On the interest payment date occurring at the end of each deferral period, Ford shall pay to the holders of the debentures of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the deferral period) all accrued and unpaid interest on the debentures, together with interest thereon at the rate specified for the debentures. Upon the termination of any deferral period and the payment of all amounts then due, Ford may commence a new deferral period, subject to the above requirements. Ford may also pay on any interest payment date during a deferral period all or any portion of the interest accrued during such deferral period. Consequently, there could be multiple deferral periods of varying lengths throughout the term of the debentures provided that no deferral period may extend beyond the maturity of the debentures. No interest shall be due and payable during a deferral period, except at the end thereof, and the failure by Ford to make interest payments during a deferral period will not constitute a default or an event of default under the indenture of Ford’s currently outstanding indebtedness.

      If the trust shall be the sole holder of the debentures, Ford shall give the property trustee and the indenture trustee notice of its selection of such deferral period ten business days prior to the earlier of (i) the date the distributions on the preferred securities are payable or (ii) the date the trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the preferred securities of the record date or the date such distribution is payable, but in any event not less than one business day prior to such record date. The trust shall give notice of Ford’s selection of such deferral period to the holders of the preferred securities.

      If debentures have been distributed to holders of preferred securities, Ford shall give the holders of the debentures and the indenture trustee notice of its selection of such deferral period ten business days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date Ford is required to give notice to the New York Stock Exchange (if the debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the debentures of the record or payment date of such related interest payment.

Conversion of the Debentures

      The debentures are convertible into shares of Ford common stock at the option of the holders of debentures at any time before the close of business on January 15, 2032 (or, in the case of debentures called for redemption, before the close of business on the business day before the redemption date) at the initial conversion price subject to the conversion price adjustments described under “Description of the Preferred Securities — Conversion Rights.” The trust has agreed not to convert the debentures held by it except pursuant to a notice of conversion delivered to the conversion agent by a holder of the preferred securities. Upon surrender of preferred securities to the conversion agent for conversion, the trust will distribute debentures to the conversion agent on behalf of the holder of the preferred securities so converted, whereupon the conversion agent will convert such debentures to common stock on behalf of such holder. The delivery by Ford to the holders of the debentures (through the conversion agent) of the fixed number of shares of Ford common stock into which the debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to discharge Ford’s obligations under the debentures, including the obligation of Ford to pay the principal amount of the debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for.

      If a debenture is surrendered for conversion after the close of business on any regular record date for payment of interest and before the opening of business on the corresponding interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid in cash to the person in whose name the debenture is registered at the close of business on such record date, and, other than a debenture or a portion of a debenture called for redemption on a redemption date occurring after such record date and before such interest payment date, when so surrendered for conversion, the debenture must be accompanied by payment of an amount equal to the interest payable on such interest payment date.

      No fractional shares of Ford common stock will be issued as a result of conversion. Instead, Ford will pay holders cash in lieu thereof based on the market price of Ford common stock on the date such debentures are surrendered for conversion.

Optional Redemption; Special Event Redemption

      Except upon repayment at maturity or as a result of acceleration upon the occurrence of an indenture event of default or pursuant to a tax event or investment company event, Ford may not redeem the debentures before January 15, 2007. On and after January 15, 2007, Ford will have the right, at any time and from time to time, to redeem the debentures, in whole or in part, at the following redemption prices (expressed as a percentage of the principal amount of the debentures being redeemed), together with any accrued but unpaid interest on the portion being redeemed.

Year	Redemption Price

2007	103.26%

2008	102.60%

2009	101.96%

2010	101.30%

2011	100.66%

2012 and thereafter	100.00%

      For so long as the trust is the holder of all the outstanding debentures, the proceeds of any such redemption will be used by the trust to redeem trust securities in accordance with their terms. See “Description of the Preferred Securities — Optional Redemption.” Ford may not redeem the debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding debentures. Ford may not, in any case, redeem the debentures unless all accrued and unpaid interest thereon has been paid in full on all outstanding debentures through the last interest payment date before and including the date of redemption.

      Ford has the right to redeem the debentures at any time upon the occurrence of a tax event or an investment company event at a redemption price equal to 100% of the principal amount of the debentures so redeemed and any accrued and unpaid interest at such times and in such manner as described in “Description of the Preferred Securities — Special Event Redemption.”

Redemption Procedures

      Notices of any redemption of the debentures and the procedures for such redemption shall be the same as those described for the redemption of the preferred securities under “Description of the Preferred Securities — Redemption Procedures.” Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Unless Ford defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on such debentures or portions thereof called for redemption.

Subordination

      The payment of principal of, premium, if any, and interest on the debentures is, to the extent and in the manner set forth in the indenture, subordinate and junior in right of payment to all Senior Indebtedness of Ford as described under “Description of Debt Securities — Subordination” in the accompanying prospectus.

      The Indenture does not limit the aggregate amount of indebtedness, including Senior Indebtedness, that may be issued. As of December 31, 2001, senior indebtedness of Ford’s

Automotive operations aggregated approximately $13.8 billion. There are no terms in the preferred securities, the debentures or the preferred securities guarantee that limit Ford’s ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the debentures and the preferred securities guarantee, or the ability of its subsidiaries to incur additional indebtedness.

Payment and Paying Agents

      If the debentures are represented by a global security, Ford shall make payments on the debentures to DTC, as the depository for the debentures. Otherwise, payment of principal of and premium, if any, and any interest on the debentures will be payable, the transfer of the debentures will be registrable, and the debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount at the corporate office of the indenture trustee in the City of New York or at the office of such paying agent or paying agents as Ford may designate, except that, at the option of Ford, payment of any interest may be made:

•	by check mailed to the address of the person entitled thereto as such address shall appear in the security register; or

•	by wire transfer to an account maintained by the person entitled thereto as specified in the security register, provided that proper transfer instructions have been received by the regular record date (as such term is defined in the indenture).

      Payment of any interest on debentures will be made to the person in whose name such debentures are registered at the close of business on the regular record date for such interest. The regular record date for the interest payable on any interest payment date shall be the fifteenth day, whether or not a business day, next preceding such interest payment date, subject to certain exceptions. Ford may at any time designate additional paying agents or rescind the designation of any paying agent.

      Any monies deposited with the indenture trustee or any paying agent, or then held by Ford in trust, for the payment of the principal of and premium, if any, or interest on any debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of Ford, be repaid to Ford and the holder of such debentures shall thereafter look, as a general unsecured creditor, only to Ford for payment thereof.

Governing Law

      The indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

      If distributed to holders of the preferred securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the trust, the debentures will be issued in the same form as the preferred securities that such debentures replace. Any global certificate will be replaced by one or more global securities each of which is referred to herein as a global security, registered in the name of DTC or its nominee. Except under the limited circumstances described below, the debentures represented by the global security will not be exchangeable for, and will not otherwise be issuable as, debentures in definitive form. The global security may not be transferred except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depository or its nominee. For a description of DTC and the specific terms of the depository arrangements, see “Description of the Preferred Securities — Form, Transfer, Exchange and Book-Entry Procedures.”

      Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of debentures in definitive form and will not be considered the holders thereof for any purpose under the indenture. Accordingly, each beneficial owner of preferred securities must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a global security.

      None of Ford, the indenture trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security representing such debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      A global security shall be exchangeable for debentures registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies Ford that it is unwilling or unable to continue as a depository for such global debenture or has ceased to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository and in either case Ford fails to appoint a successor depository within 90 days;

•	Ford in its sole discretion determines that such global security shall be so exchangeable; or

•	there shall have occurred and be continuing an indenture event of default and the holders of a majority in principal amount of the outstanding debentures determine that the global security will be so exchangeable.

      Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security. If debentures are issued in definitive form, such debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described in “— Payment and Paying Agents” above.

Information Concerning the Indenture Trustee

      The indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

      The preferred securities guarantee will be executed and delivered by Ford concurrently with the issuance by the trust of the preferred securities for the benefit of the holders from time to time of such preferred securities. JPMorgan Chase Bank presently acts as guarantee trustee under the preferred securities guarantee. This description summarizes the material terms and provisions of the preferred securities guarantee and is subject to, and qualified in its entirety by reference to, all of the provisions of the preferred securities guarantee (a copy of which is filed as an exhibit to the registration statement of which this prospectus supplement is a part). The guarantee trustee holds the preferred securities guarantee for the benefit of the holders of the preferred securities.

General

      To the extent set forth in the preferred securities guarantee, Ford will irrevocably agree to pay in full on a subordinated basis to the holders of the preferred securities, except to the extent paid by the trust, the payments listed below as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment:

•	any accrued and unpaid distributions required to be paid on the preferred securities, to the extent that the trust has funds available for those payments;

•	the redemption price with respect to any preferred securities called for redemption to the extent that the trust has funds available for those payments; or

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (unless the debentures are distributed to holders of the preferred securities), the lesser of:

(A) the liquidation distribution plus accrued and unpaid distributions required to be paid on the preferred securities, to the extent that the trust has funds available for those payments, and

(B) the amount of assets of the trust remaining available for distribution to holders of the preferred securities.

      Ford’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Ford to the holders of the preferred securities or by causing the trust to pay such amounts to such holders.

      The preferred securities guarantee will be an irrevocable guarantee on a subordinated basis of the trust’s obligations under the preferred securities, but will apply only to the extent that the trust has funds sufficient to make such payments. It is not in and of itself a guarantee that you will collect amounts owed to you under the preferred securities. If Ford does not make interest payments on the debentures held by the trust, the trust will not be able to pay distributions on the preferred securities and will not have funds legally available to pay such distributions.

      Ford has, through the preferred securities guarantee, the trust agreement, the debentures and the indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the trust’s obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the preferred securities. See “Relationship Among the Preferred Securities, the Debentures and the Preferred Securities Guarantee.”

      Because Ford, as the sponsor of the trust, is the sole owner of the common securities, Ford will not guarantee payment with respect to such common securities.

Events of Default; Enforcement of Certain Rights by Holders of Preferred Securities

      An event of default under the preferred securities guarantee will occur upon the failure of Ford to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the preferred securities have the right to (i) direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the preferred securities guarantee or (ii) on behalf of the holders of all preferred securities, waive any past event of default and its consequences. Notwithstanding the foregoing, the right of any holder of preferred securities to receive payment of the distribution in accordance with the preferred securities guarantee, or to institute suit for the enforcement of any such payment, shall not be impaired without the consent of each such holder.

      If the guarantee trustee fails to enforce the preferred securities guarantee, any holder of the preferred securities may institute a legal proceeding directly against Ford to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. In addition, any record holder of preferred securities shall have the right, which is absolute and unconditional, to proceed directly against Ford to obtain guarantee payments, without first waiting to determine if the guarantee trustee has enforced the preferred securities guarantee or instituted a legal proceeding against the trust, the guarantee trustee or any other person or entity. Ford has waived any right or remedy to require that any action be brought just against the trust, or any other person or entity before proceeding directly against Ford.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES
AND THE PREFERRED SECURITIES GUARANTEE

Full and Unconditional Guarantee

      Taken together, Ford’s obligations under the debentures, the indenture, the trust agreement and the preferred securities guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the preferred securities. If and to the extent that Ford does not make payments on the debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay such distributions. In such an event, a holder of preferred securities may institute a direct action directly against Ford to enforce payment of such distributions to such holder after the respective due dates.

Sufficiency of Payments

      As long as payments of interest and other payments are made when due on the debentures, such payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

•	the aggregate principal amount of the debentures is equal to the sum of the aggregate stated liquidation amount of the preferred securities and common securities;

•	the interest rate and interest and other payment dates on the debentures match the distribution rate and distribution and other payment dates for the preferred securities;

•	Ford shall pay for all and any costs, expenses and liabilities of the trust except the trust’s obligations to holders of the preferred securities under such preferred securities; and

•	the trust agreement provides that the trust will not engage in any activity that is not consistent with the limited purpose of the trust.

      Notwithstanding anything to the contrary in the indenture, Ford has the right to set-off any payment it is otherwise required to make thereunder with and to the extent Ford has theretofore made, or is concurrently on the date of such payment making, a payment under the preferred securities guarantee.

Enforcement Rights of Holders of Preferred Securities

      A holder of any preferred security may institute a legal proceeding directly against Ford to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity.

      A holder may institute a direct action against Ford to enforce its rights under the trust agreement only if a trust agreement event of default has occurred and is continuing and is attributable to the failure of Ford to pay interest or principal on the debentures on the date such interest or principal is otherwise payable.

      A default or event of default under any senior debt of Ford will not constitute an indenture event of default. However, in the event of payment defaults under, or acceleration of, senior debt of Ford, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until such senior debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the debentures would constitute an indenture event of default, but under the subordination provisions, no payment on the debentures could be made by Ford unless holders of Ford’s senior debt are paid in full. See “Description of Debt Securities — Subordination” in the prospectus to which this prospectus supplement relates.

Limited Purpose of Trust

      The preferred securities evidence a beneficial interest in the trust, and the trust was created for the sole purpose of issuing the preferred securities and common securities and investing the proceeds thereof in the debentures. A principal difference between the rights of a holder of preferred securities and a holder of debentures is that a holder of debentures is entitled to receive from Ford the principal amount of and interest accrued on the debentures, while a holder of preferred securities is entitled to receive distributions from the trust, including any amounts to be received upon redemption of the preferred securities, or from Ford under the applicable guarantee, if and to the extent the trust has funds available for the payment of such distributions.

Rights Upon Dissolution

      Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the preferred securities are entitled to receive, out of assets held by the trust after satisfaction of liabilities to creditors of the trust are provided by applicable law, the liquidation distribution in cash. See “Description of the Preferred Securities — Liquidation Distribution Upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of Ford, the property trustee, as holder of the debentures, would be a subordinated creditor of Ford, subordinated in right of payment to all senior debt, but entitled to receive payment in full of principal and interest before any common, Class B or preferred stockholders of Ford receive payments or distributions. Since Ford is the guarantor under the preferred securities guarantee and has agreed to pay for all costs, expenses and liabilities of the trust, other than the trust’s obligations to the holders of the preferred securities, the positions of a holder of such preferred securities and a holder of such debentures relative to other creditors and to stockholders of Ford in the event of liquidation or bankruptcy of Ford would be substantially the same.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Dennis E. Ross, Vice President and General Counsel of Ford, the following summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities and of the common stock into which the preferred securities may be converted as of the date of this prospectus. However, the discussion is limited in the following ways:

•	Except as specifically provided for under “Non-U.S. Holders” and “Information Reporting and Backup Withholding” below, the discussion only applies to a “U.S. holder.” For this purpose, a U.S. holder is

•	an individual U.S. citizen or resident alien;

•	a corporation or entity taxable as a corporation for United States federal income tax purposes that was created under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income tax; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

•	The discussion only covers you if you hold your preferred securities and the common stock of Ford into which the preferred securities may be converted as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of the preferred securities and/or the common stock into which the preferred securities may be converted. You should consult your tax advisor about the consequences of holding preferred securities and the common stock into which the preferred securities may be converted in your particular situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the preferred securities and/or the common stock of Ford into which the preferred securities may be converted, possibly with retroactive effect.

•	The discussion does not cover state, local or foreign law.

•	No ruling from the Internal Revenue Service (the “IRS”) has been requested with respect to any of the tax consequences of owning the preferred securities or the Ford common stock into which the preferred securities may be converted. As a result, the IRS could disagree with portions of this discussion.

      If a partnership holds preferred securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding preferred securities, you should consult your tax advisor.

      If you are considering buying preferred securities, you should consult your tax advisor about the tax consequences of holding the preferred securities and the common stock into which the preferred securities may be converted in your particular situation.

Classification of the Trust

      Under current law and assuming full compliance with the terms of the trust agreement, in the opinion of Mr. Ross the trust will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. As a result, for United States federal income tax purposes, you generally will be treated as the beneficial owner of a pro rata portion of the debentures held by the trust. Thus, you will be required to include in your gross income your proportionate share of the interest and original issue discount (“OID”), if any, that is paid or accrued on the debentures. See below under the caption “— Interest Income and Original Issue Discount” in this section.

Classification of the Debentures

      Ford intends to take the position that the debentures will be classified for all United States tax purposes as indebtedness of Ford under current law. Ford, the trust and you (by your acceptance of a beneficial ownership interest in the preferred securities) agree to treat the debentures as indebtedness for all United States tax purposes. The remainder of this discussion assumes that the debentures will be classified as indebtedness of Ford.

Interest Income and Original Issue Discount

      It is expected that the debentures will not be issued with an issue price that is less than their stated redemption price at maturity. In this case, subject to the discussion below, the debentures will not be subject to the special OID rules, so that you will generally be taxed on the stated interest on the debentures as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting.

      If, however, Ford exercises its right to defer payments of interest on the debentures, the debentures will become OID instruments at such time. In such case, you will be subject to the special OID rules described below. Once the debentures become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.

      Under the OID economic accrual rules, the following occur:

•	regardless of your method of tax accounting, you must accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the debentures using the constant-yield-to-maturity method of accrual described in Section 1272 of the Internal Revenue Code of 1986, as amended (the “Code”);

•	the actual cash payment of interest you receive on the debentures would not be reported separately as taxable income;

•	any amount of OID included in your gross income (whether or not during a deferral period) with respect to the preferred securities would increase your tax basis in such preferred securities; and

•	the amount of distributions in respect of such accrued OID would reduce your tax basis in such preferred securities.

      The Treasury regulations dealing with the deferral of interest payments have not yet been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could assert that the debentures were issued initially with OID. If the IRS were successful, regardless of whether Ford exercises its option to defer payments of interest on such debentures, you would be subject to the special OID rules described above.

      Because income on the debentures generally will constitute interest for United States federal income tax purposes, corporate holders generally will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the debentures. See below under the caption “— Adjustment of Conversion Price” in this section.

Market Discount and Bond Premium

      Holders of preferred securities other than a holder who purchased such preferred securities upon original issuance at their original issue price may be considered to have acquired their undivided interest in the debentures with “market discount” or “acquisition premium,” as such phrases are defined for United States federal income tax purposes. Ford recommends that such holders consult their tax advisors as to the United States federal income tax consequences of the acquisition, ownership and disposition of the preferred securities and the common stock into which the preferred securities may be converted.

Distribution of the Debentures Upon Liquidation of the Trust

      As described under the caption “Description of the Preferred Securities — Distribution of Debentures” in this prospectus supplement, the debentures held by the trust may be distributed to you in exchange for your preferred securities if the trust is liquidated before the maturity of the debentures.

      Under current law, except as described below, this type of distribution from a grantor trust would not be taxable. Upon such a distribution, you will receive your proportionate share of the debentures previously held indirectly through the trust. Your holding period and total tax basis in the debentures will equal the holding period and total tax basis that you had in your preferred securities before the distribution.

      If, however, the trust were treated for United States federal income tax purposes as a corporation, the distribution would likely be taxable both to the trust and to you.

      If you receive debentures in exchange for your preferred securities, you would accrue interest in respect of the debentures received from the trust in the manner described above under the caption “Interest Income and Original Issue Discount” in this section.

      In certain circumstances described above under the captions “Description of the Preferred Securities — Optional Redemption,” “— Special Event Redemption” and “— Liquidation Distribution Upon Dissolution,” Ford may distribute cash in liquidation of the trust. This distribution of cash would be taxable as described below under “Redemption of Debentures” in this section.

Conversion of Preferred Securities Into Common Stock

      You generally will not recognize any income, gain or loss upon converting preferred securities into common stock of Ford. If you receive cash in lieu of a fractional share of Ford common stock, however, you would be treated as if you received such fractional share and then had such fractional share redeemed for such cash. You would generally recognize capital gain or loss equal to the difference between the cash received and your basis in the fractional share. Your aggregate tax basis in the common stock of Ford will equal your adjusted tax basis in the preferred securities (less the basis allocable to the fractional share for which cash is received). Your holding period for the common stock of Ford received upon conversion generally will include the period during which you held the preferred securities.

Dividends on Common Stock

      If, after you convert preferred securities into common stock of Ford, Ford makes a distribution in respect of the common stock, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent that it is paid from Ford’s current or accumulated earnings and profits, as calculated for United States federal income tax purposes (“E&P”). If the distribution exceeds Ford’s E&P, the excess will be treated first as a tax-free return of capital to the extent of your tax basis in the common stock, and any remaining amount will be treated as capital gain. If you are a U.S. corporation, you may be able to claim the dividends-received deduction equal to a portion of any dividends you receive from Ford provided you meet the minimum holding period and other requirements.

Adjustment of Conversion Price

      The terms of the preferred securities allow for changes in the conversion price in certain circumstances. A change in conversion price that allows holders of the preferred securities to receive more shares of common stock on conversion may increase the holders’ proportionate interests in Ford’s E&P or assets. In that case, the holders of the preferred securities would be treated as though they received a dividend in the form of common stock of Ford. Such a constructive stock dividend could be taxable to the holders of preferred securities, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate holders of preferred securities for distributions of property to Ford’s shareholders. Not all changes in conversion price that allow holders of preferred securities to receive more stock on conversion, however, increase the holders’ proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated in the same manner as an actual distribution made in respect of Ford common stock as described above in “Dividends on Common Stock.”

Sales of Preferred Securities or Common Stock

      If you sell, exchange or otherwise dispose of your preferred securities or the common stock of Ford received upon the conversion of the preferred securities, as the case may be, you generally will recognize capital gain or loss equal to the difference between:

•	the amount realized on the sale, exchange or other disposition of the preferred securities (less an amount equal to any accrued but unpaid qualified stated interest that you did not previously include in income, which will be taxable as interest) or common stock, as applicable, and

•	your adjusted tax basis in your preferred securities or common stock, as applicable, so sold, exchanged or otherwise disposed.

      The gain or loss will generally be long-term capital gain or loss if you have held your preferred securities or the common stock, as applicable, for more than one year. The deductibility of capital losses is subject to limitations.

      If you are deemed to have acquired your preferred securities with market discount, then you generally will be required to treat a portion of any gain on a sale of such preferred securities as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount previously reported as ordinary income. If you are deemed to have acquired your preferred securities at a premium, then, if you have elected to deduct bond premium, you may be permitted to deduct any remaining unamortized bond premium (generally speaking, the excess of your tax basis over the sale price) as ordinary loss in the taxable year of the disposition.

Redemption of Debentures

      If you receive cash upon the redemption of the debentures, you generally will be treated in the same manner as if you sold preferred securities, as described above under the caption “Sales of Preferred Securities or Common Stock.”

Non-U.S. Holders

      For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of preferred securities or Ford common stock who is not a U.S. holder.

      In general, distributions paid to a non-U.S. holder of preferred securities will not be subject to United States federal income withholding tax, provided that (a) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford entitled to vote, (b) the non-U.S. holder is not a controlled foreign corporation that is related to Ford through stock ownership, (c) the non-U.S. holder is not a bank receiving interest in the ordinary course of business, and (d) either (A) the non-U.S. holder certifies to the trust or its agent, under the penalty of perjury, that it is not a U.S. person and provides its name and address (which certification may be made on IRS Form W-8BEN) or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”), and holds the preferred securities in such capacity, certifies to the trust or its agent, under the penalty of perjury, that such statement has been received from the non-U.S. holder by it or by a Financial Institution between it and the non-U.S. holder and furnishes the trust or its agent with a copy thereof.

      In addition, a non-U.S. holder of preferred securities will not be subject to United States federal income or withholding tax on any gain realized upon the sale, redemption or other disposition of a preferred security unless such holder is an individual who is present in the United States for 183 days or more in the year of sale or other disposition, and certain other conditions are met or such gain is effectively connected with the conduct of a U.S. trade or business and, if an income tax treaty applies, attributable to a permanent establishment.

      In the case of preferred securities held by a foreign partnership, the partnership, in addition to providing an IRS Form W-8IMY, must attach an IRS Form W-8BEN received from each partner.

      If a non-U.S. holder of a preferred security is engaged in a U.S. trade or business and distributions of interest or gain on the preferred security is effectively connected with the such trade or business (and, if a treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder in the U.S.), the non-U.S. holder will be subject to regular U.S. income tax on such interest or gain as if it were a U.S. holder. Such non-U.S. holder would need to provide a properly executed IRS Form W-8ECI in order to claim exemption from the withholding tax. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

      If the preferred securities are converted into Ford common stock, any dividends paid to a non-U.S. holder will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the dividend is effectively connected with the conduct of a trade or business of such non-U.S. holder within the U.S. and, if an income tax treaty applies, attributable to a permanent establishment.

Information Reporting and Backup Withholding

      Generally speaking, under applicable Treasury regulations, information reporting requirements will apply to payments of interest and accruals of OID on the preferred securities, dividends on the common stock and to the proceeds from the sale, exchange, redemption or other disposition of preferred securities or the common stock, as applicable (unless you are an exempt recipient such as a corporation). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail fully to report income. In such case, the relevant intermediary must withhold at (i) a rate of 31% on payments made with respect to the preferred securities starting January 1, 2011 and (ii) the fourth lowest rate of tax applicable to unmarried individual U.S. persons on payments made with respect to the preferred securities for any other period (30% in 2002 and 2003, 29% in 2004 and 2005, and 28% in 2006 through 2010).

      If you are a non-U.S. holder, backup withholding and information reporting will not apply to interest payments and accruals of OID on the preferred securities if you have furnished an IRS Form W-8BEN, W8ECI or W-8IMY or otherwise established an exemption (provided that neither Ford nor a paying agent has actual knowledge that you are a U.S. holder or other conditions of any other exemption are not in fact satisfied).

      If you are a non-U.S. holder, payments of the proceeds of the sale of a preferred security to or through a foreign office of certain brokers are currently subject to certain reporting requirements, but not backup withholding. Reporting requirements apply if the broker is (i) a U.S. person, (ii) a controlled foreign corporation, (iii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S., (iv) a foreign partnership with certain connections to the U.S., or (v) a U.S. branch of a foreign bank or foreign insurance company. These payments will not be subject to reporting requirements if the payee is an exempt recipient or such broker has evidence in its records that the payee is a non-U.S. holder and no actual knowledge that such evidence is false and certain other conditions are met. Payments of the proceeds of a sale of a preferred security to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to its status as a non-U.S. holder and satisfies certain other qualifications (and no agent or broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) and provides its name and address or the payee otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

      Each fiduciary of an employee benefit plan subject to Title I of ERISA, a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including an individual retirement account or a Keogh plan, a plan subject to provisions under applicable Federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and an entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in such entity (each of which we refer to as a “Plan”) should consider the fiduciary responsibility and prohibited transaction provisions of ERISA, applicable Similar Laws and Section 4975 of the Code in the context of the Plan’s particular circumstances before authorizing an investment in the preferred securities. Accordingly, such a fiduciary should consider, among other factors, that each Plan investing in the preferred securities will be deemed to have represented that the Plan’s purchase of the preferred securities is covered by one or more prohibited transaction exemptions. Plan fiduciaries should also consider whether the Plan’s investment in the preferred securities would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing their Plan.

      Section 406 of ERISA and Section 4975 of the Code prohibit each Plan from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plan. A violation of these “prohibited transaction” rules may result in an excise tax, penalty or other liabilities under ERISA and/or Section 4975 of the Code for such persons or, in the case of an individual retirement account (“IRA”), the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status, unless exemptive relief is available under an applicable statutory, class or individual exemption.

      ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Assets Regulations”) promulgated under ERISA by the U.S. Department of Labor (“DOL”) generally provide that when a Plan subject to Title I of ERISA or Section 4975 of the Code acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the Plan Assets Regulations. The trust is not expected to qualify as an operating company and will not be an investment company registered under the Investment Company Act. At the time of the original offering, the preferred securities were not expected to constitute “publicly offered securities.” However, after resales pursuant to the shelf registration statement of which this prospectus forms a part, the preferred securities may qualify as “publicly offered securities,” although such result cannot be assured.

      For purposes of the Plan Assets Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate, less than 25% of the value of any class of such entity’s equity, excluding equity interests held by persons (other than a benefit plan investor) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. For purposes of this 25% test (the “Benefit Plan Investor Test”), “benefit plan investors” include Plans, governmental plans, and pension plans maintained by foreign corporations. No assurance can be given that the value of the preferred securities held by “benefit plan investors” will be less than 25% of the total value of such preferred securities at the completion of the original offering of the preferred securities or thereafter, and no monitoring or other measures will be taken regarding the satisfaction of the conditions to this exception.

      Since there can be no assurance that any of the exceptions set forth in the Plan Assets Regulations will apply to the preferred securities, an investing Plan’s assets could be considered to include an undivided interest in the assets held by the trust (including the debentures). If the assets of the trust were to be deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to transactions engaged in by the trust and (ii) the possibility that certain transactions in which the trust might seek to engage could constitute “prohibited transactions” under ERISA and the Code. In such event, any person who exercises any authority or control respecting the management or disposition of the assets of the trust would be considered to be a fiduciary of Plan investors. For example, the property trustee could therefore become a fiduciary of the Plans that invest in the preferred securities and be subject to the general fiduciary requirements of ERISA in exercising its authority with respect to the management of the assets of the trust. However, the property trustee will have only limited discretionary authority with respect to the trust’s assets and the remaining functions and the responsibilities performed by the property trustee will be for the most part custodial and ministerial in nature. Inasmuch as the property trustee or another person with authority or control respecting the management or disposition of the trust’s assets may become a fiduciary with respect to the Plans that purchase the preferred securities, there may be an improper delegation by such Plans (or their fiduciaries) of the responsibility to manage plan assets.

      If a prohibited transaction occurs for which no exemption is available, any fiduciary that has engaged in the prohibited transaction could be required (i) to restore to the Plan any profit realized on the transaction and (ii) to reimburse the Plan for any losses suffered by the Plan as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Plan fiduciaries who decide to invest in the trust could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in the trust or as co-fiduciaries for actions taken by or on behalf of the trust. With respect to an IRA that invests in the trust, the occurrence of a non-exempt prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.

      Regardless of whether the assets of the trust are deemed to be “plan assets” of Plans investing in the trust, as discussed above, the acquisition and holding of the preferred securities with “plan assets” of a Plan could itself result in a prohibited transaction. The DOL has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase and/or holding of the preferred securities by a Plan. These class exemptions are:

•	PTCE 96-23 (for certain transactions determined by “in-house asset managers”);

•	PTCE 95-60 (for certain transactions involving insurance company general accounts);

•	PTCE 91-38 (for certain transactions involving bank collective investment funds);

•	PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

•	PTCE 84-14 (for certain transactions determined by independent “qualified professional asset managers”).

      Such class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan’s investment in the preferred securities.

      Any insurance company considering the use of its general account assets to purchase preferred securities should consult with its counsel concerning matters affecting its purchase decision.

      Because of ERISA’s prohibitions and those of Section 4975 of the Code, discussed above, and the potential application of Similar Laws to Plans not subject to Title I of ERISA or Section 4975 of the Code (a “Non-ERISA Plan”), the preferred securities, or any interest therein, should not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase and holding is covered by the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction). Accordingly, each purchaser or holder of the preferred securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either:

•	it is not a Plan and no part of the assets to be used by it to purchase and/or hold such preferred securities or any interest therein constitutes “plan assets” of any Plan; or

•	it is itself a Plan, or is purchasing or holding the preferred securities or an interest therein on behalf of, or with “plan assets” of, one or more Plans, and each such purchase and holding of such securities either (i) satisfies the requirements of, and is entitled to full exemptive relief under, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction) or (ii) will not result in a prohibited transaction under ERISA or the Code or its equivalent under applicable Similar Laws.

      Although governmental plans and certain other plans are not subject to ERISA, including the prohibited transaction provisions thereof, or of Section 4975 of the Code, Similar Laws governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and Section 4975 of the Code, discussed above. Similarly, fiduciaries of other plans not subject to ERISA may be subject to other legal restrictions under applicable Similar Laws. Accordingly, fiduciaries of governmental plans or other plans not subject to ERISA, in consultation with their advisors, should consider the impact of their respective Similar Laws on their investment in preferred securities, and the considerations discussed above, to the extent applicable.

      The foregoing discussion is general in nature and is not intended to be all inclusive. Consequently, and due to the complexity of the fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with “plan assets” of any Plan consult with their counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether any exemption would be applicable and determine on their own whether all conditions of such exemption or exemptions have been satisfied such that the acquisition and holding of capital securities by the purchaser Plan are entitled to full exemptive relief thereunder.

UNDERWRITING

      Ford and the underwriters named below have entered into an underwriting agreement with respect to the preferred securities. Subject to certain conditions, each underwriter has severally agreed to purchase the number of the preferred securities set forth in the following table. Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, and Salomon Smith Barney Inc. are the representatives of the underwriters.

Number of
Underwriters	Preferred Securities

Goldman, Sachs & Co.	16,875,625

J.P. Morgan Securities Inc.	16,875,625

Morgan Stanley & Co. Incorporated	16,875,625

Salomon Smith Barney Inc.	16,875,625

ABN AMRO Rothschild LLC	761,500

BMO Nesbitt Burns Corp.	761,500

BNP Paribas Securities Corp.	761,500

BNY Capital Markets, Inc.	761,500

Banc of America Securities LLC	761,500

Banc One Capital Markets, Inc.	761,500

Barclays Bank PLC	761,500

Bear, Stearns & Co. Inc.	761,500

Comerica Securities, Inc.	761,500

Commerzbank Capital Markets Corp.	761,500

Credit Lyonnais Securities (USA) Inc.	761,500

Credit Suisse First Boston Corporation	761,500

Daiwa Securities SMBC Europe Limited	761,500

Deutsche Banc Alex. Brown Inc.	761,500

Dresdner Kleinwort Wasserstein Securities LLC	761,500

Fleet Securities, Inc.	761,500

HSBC Securities (USA) Inc.	761,500

Lehman Brothers Inc.	761,500

Merrill Lynch, Pierce, Fenner & Smith Incorporated	761,500

Mizuho International plc	761,500

RBC Capital Markets	761,500

Santander Central Hispano Investment Securities Inc.	761,500

Scotia Capital (USA) Inc.	761,500

TD Securities (USA) Inc.	761,500

Tokyo-Mitsubishi International plc	761,500

UBS Warburg LLC	761,500

BBVA Securities Inc.	128,500

Banca Akros S.p.A. – Gruppo Banca Popolare di Milano	128,500

Blaylock & Partners, L.P.	128,500

Caboto Holding SIM S.p.A	128,500

CIC	128,500

Danske Securities (US), Inc.	128,500

Doley Securities, Inc.	128,500

First Union Securities, Inc.	128,500

Fortis Investment Services LLC	128,500

Guzman & Company	128,500

KBC Financial Products USA Inc.	128,500

McDonald Investments Inc.	128,500

Muriel Siebert & Co., Inc.	128,500

NatCity Investments, Inc.	128,500

Norddeutsche Landesbank Girozentrale	128,500

Ormes Capital Markets, Inc.	128,500

PNC Capital Markets, Inc.	128,500

SunTrust Capital Markets, Inc.	128,500

Number of
Underwriters	Preferred Securities

The Royal Bank of Scotland plc	128,500

The Williams Capital Group, L.P.	128,500

Utendahl Capital Partners, L.P.	128,500

Total	90,000,000

      If the underwriters sell more preferred securities than the total number set forth in the table above, the underwriters have an option to buy up to an additional 10,000,000 preferred securities to cover such sales. They have up to 30 days from the date of this prospectus supplement to exercise this option. If any preferred securities are purchased pursuant to this option, the underwriters will severally purchase preferred securities in approximately the same proportion as set forth above.

      Preferred securities sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any preferred securities sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $0.60 per preferred security. Any such securities dealers may resell any preferred securities purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $0.10 per preferred security. If all the preferred securities are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

      The preferred securities are a new issue of securities with no established trading market. Ford has been advised by the underwriters that the underwriters intend to make a market in the preferred securities but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the preferred securities.

      In connection with this offering, the underwriters may purchase and sell the preferred securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of preferred securities than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional preferred securities from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional preferred securities or purchasing preferred securities in the open market. In determining the source of preferred securities to close out the covered short position, the underwriters will consider, among other things, the price of preferred securities available for purchase in the open market as compared to the price at which they may purchase preferred securities through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing preferred securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the preferred securities in the open market after pricing that will adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the preferred securities while this offering is in progress.

      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased the preferred securities sold by or for the account of such underwriter in stabilizing or short-covering transactions.

      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the preferred securities, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the preferred securities. As a result, the price of the preferred securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

      Ford and certain of its executive officers have agreed for a period of 90 days from the date of this prospectus supplement, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or file or cause to be filed with the SEC a registration statement under the Securities Act of 1933, as amended (“Securities Act of 1933”), relating to, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of, any shares of Ford common stock, or any options or warrants to purchase any shares of Ford common stock, or any securities convertible into, exchangeable or exercisable for or that represent the right to receive, shares of Ford common stock, whether any such aforementioned transaction is to be settled by delivery of any such securities, in cash, or otherwise without the prior written consent of Goldman, Sachs & Co. Notwithstanding these restrictions:

•	Ford may take such actions with respect to issuances of Ford common stock issuable upon conversion of the debentures, as described in this prospectus supplement, issuances of Ford common stock as consideration in future acquisitions, transfers of Ford common stock to affiliates and issuances of Ford common stock under existing employee benefit or compensation plans; and

•	Ford’s executive officers subject to the sale restrictions described above may each sell up to 50,000 shares of Ford common stock during the period beginning on the 30th day after the date of this prospectus supplement and ending on the 90th day following the date of this prospectus supplement.

      Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer to sell any preferred securities to persons in the United Kingdom except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers at Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any preferred securities in circumstances in which section 21(1) of the FSMA does not apply to the trust or Ford; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the preferred securities in, from or otherwise involving the United Kingdom.

      The preferred securities may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

      Ford has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. Excluding underwriters’ commissions and discounts, Ford estimates that it will spend approximately $1,124,250 for printing, registration fees, rating agency and other expenses related to the offering of the preferred securities.

      Richard A. Manoogian, who is a director of Bank One Corporation, the parent company of Banc One Capital Markets, Inc., is a director of Ford. Robert E. Rubin, who is a member of the Office of the Chairman of Citigroup Inc., the parent company of Salomon Smith Barney Inc., also is a director of Ford. John L. Thornton, who is President and Co-Chief Operating Officer of Goldman, Sachs & Co., also is a director of Ford. John R.H. Bond, who is Group Chairman of HSBC Holdings plc, the parent company of HSBC Securities (USA) Inc., also is a director of Ford. Carl E. Reichardt, who is a director of HSBC Holdings plc, the parent company of HSBC Securities (USA) Inc., also is a director of Ford. JPMorgan Chase Bank, which acts as the property trustee, the indenture trustee and the guarantee trustee, and Chase Manhattan Bank USA, National Association, which acts as the Delaware trustee, are both affiliates of J.P. Morgan Securities Inc. In addition, from time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, and perform services for, Ford and its affiliates in the ordinary course of business.

LEGAL MATTERS

      The validity of the debentures and the preferred securities guarantee and the validity of the Ford common stock issuable upon conversion of the preferred securities or the debentures have been passed upon for Ford and the trust by Dennis E. Ross, Vice President — General Counsel of Ford. In addition, certain matters relating to United States federal income tax considerations as noted under the heading “United States Federal Income Tax Considerations” have been passed upon for Ford by Mr. Ross. Certain matters of Delaware law relating to the trust and the validity of the preferred securities have been passed upon for the trust by Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware, special Delaware counsel to the trust and Ford. Certain legal matters in connection with the preferred securities will be passed upon for the underwriters by Shearman & Sterling, 599 Lexington Ave., New York, New York. Shearman & Sterling have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries. Mr. Ross owns Ford common stock and options to purchase additional shares of Ford common stock that were granted to him pursuant to Ford’s management compensation plans.

$10,000,000,000

Ford Motor Company

Senior Debt Securities, Subordinated Debt Securities,

Preferred Stock, Depositary Shares, Common Stock, Warrants,
Stock Purchase Contracts and Stock Purchase Units

FORD MOTOR COMPANY CAPITAL TRUST II

FORD MOTOR COMPANY CAPITAL TRUST III
FORD MOTOR COMPANY CAPITAL TRUST IV
Trust Preferred Securities
Guaranteed as set forth herein by

Ford Motor Company

      This prospectus is part of registration statements that we and the Ford Capital Trusts filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or, as applicable, the Ford Capital Trusts may, from time to time, sell the following types of securities described in this prospectus in one or more offerings up to a total dollar amount of $10,000,000,000:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

•	shares of our preferred stock;

•	depositary shares representing a fraction of a share of our preferred stock;

•	shares of our common stock;

•	warrants to purchase debt securities, preferred stock, depositary shares or common stock;

•	stock purchase contracts;

•	stock purchase units;

•	trust preferred securities issued by one of the Ford Capital Trusts; or

•	any combination of these securities.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

      You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

      Our principal executive offices are located at:

           Ford Motor Company
           One American Road
           Dearborn, Michigan 48126
           313-322-3000

      Our common stock is traded on the New York Stock Exchange under the symbol “F.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 24, 2002.

  You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The securities are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

      The SEC allows us to “incorporate by reference” the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2000 (our “2000 10-K Report”).

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 (collectively, our “10-Q Reports”).

•	Current Reports on Form 8-K dated and filed on the following dates:

Dated	Filed

March 29, 2001	March 29, 2001
April 3, 2001	April 3, 2001
April 19, 2001	April 19, 2001
May 1, 2001	May 1, 2001
May 22, 2001	May 23, 2001
June 1, 2001	June 1, 2001
June 12, 2001	June 12, 2001
July 3, 2001	July 3, 2001
July 18, 2001	July 18, 2001
August 1, 2001	August 1, 2001
August 17, 2001	August 17, 2001
September 4, 2001	September 4, 2001
September 14, 2001	September 14, 2001
October 2, 2001	October 2, 2001
October 10, 2001	October 11, 2001
October 17, 2001	October 17, 2001
October 18, 2001	October 18, 2001
October 24, 2001	October 24, 2001
October 30, 2001	October 30, 2001
November 1, 2001	November 1, 2001
December 3, 2001	December 3, 2001
December 5, 2001	December 5, 2001
January 3, 2002	January 3, 2002
January 11, 2002	January 11, 2002
January 17, 2002	January 17, 2002

      You may request copies of these filings at no cost, by writing or telephoning us at the following address:

Ford Motor Company

      One American Road
      Dearborn, MI 48126
      Attn: Shareholder Relations Department
      800-555-5259 or 313-845-8540

      Each of the Ford Capital Trusts is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets our subordinated debt securities and the issuing of the trust preferred securities. Further, 100% of the outstanding voting securities of each of the trusts is or will be owned by us and the preferred securities guarantee that we will issue in connection with any issuance of trust preferred securities by the trusts, together with our obligations under the subordinated debt securities and related agreements and instruments, will constitute a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities. Accordingly, pursuant to Rule 3-10(b) of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, no separate financial statements for any of the trusts have been included or incorporated by reference in the registration statements and pursuant to Rule 12h-5 under the Securities Exchange Act of 1934 none of the trusts will be subject to the information reporting requirements of the Securities Exchange Act of 1934.

FORD MOTOR COMPANY

      We incorporated in Delaware in 1919. We acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are the world’s second largest producer of cars and trucks combined. We and our subsidiaries also engage in other businesses, including financing and renting vehicles and equipment.

      Our business is divided into two business sectors: the Automotive sector and the Financial Services sector. We manage these sectors as three primary operating segments as described below.

Business Sectors	Operating Segments	Description

Automotive:	Automotive	design, manufacture, sale and service of cars and trucks

Financial Services:	Ford Motor Credit Company	vehicle-related financing, leasing and insurance
	The Hertz Corporation	renting and leasing of cars, trucks and industrial and construction equipment, and other activities

FORD CAPITAL TRUSTS

      The three trusts, Ford Motor Company Capital Trust II, III and IV (collectively, the “Ford Capital Trusts”), are Delaware business trusts formed to raise capital for us by issuing preferred securities under this prospectus and a prospectus supplement, and investing the proceeds in subordinated debt securities issued by us.

      We will directly or indirectly own all of the common securities of each of the Ford Capital Trusts. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the declaration of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to three percent of the total capital of each of our trusts.

      As holder of the common securities of the trusts, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of our trusts, provided that the number of trustees shall be at least three. Each of the trusts’ business and affairs will be conducted by the trustees we appoint. The trustees’ duties and obligations are governed by the trusts’ declarations. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of each trust is a financial institution that will not be an affiliate of ours and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939 (the “Trust Indenture Act”). In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of each of the trusts will have its principal place of business or reside in the State of Delaware.

      We will pay all of the trusts’ fees and expenses, including those relating to any offering of trust preferred securities. In addition, we will enter into a guarantee with respect to each series of trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of that series of trust preferred securities, subject to applicable subordination provisions, except that the guarantee will only apply when the trust has sufficient funds immediately available to make those payments but has not made them.

      The principal office of each of the trusts is c/o Ford Motor Company, One American Road, Dearborn, Michigan 48126 USA and the telephone number is 313-322-3000.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      The ratio of our “earnings” to our combined “fixed charges and preferred stock dividends” was as follows for each of the periods indicated:

Years Ended December 31

2001	2000	1999	1998		1997

*	1.7	2.0	3.6	**	1.9

*	Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $6.8 billion.

**	Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of our interest in Associates First Capital Corporation. Excluding this gain, the ratio would have been 1.9.

      For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income from continuing operations,

•	any income we received from less-than-fifty-percent-owned companies, and

•	our fixed charges, excluding capitalized interest and preferred stock dividend requirements of our consolidated subsidiaries and trusts.

      “Fixed charges and preferred stock dividends” means the sum of:

•	the interest we pay on borrowed funds,

•	the preferred stock dividend requirements of our consolidated subsidiaries and trusts,

•	the amount we amortize for debt discount, premium, and issuance expense,

•	one-third of all our rental expenses (the proportion deemed representative of the interest factor), and

•	our preferred stock dividend requirements, increased to an amount representing the pre-tax earnings required to cover such dividend requirements based on our effective income tax rates.

USE OF PROCEEDS

      We, or our affiliates, will use the net proceeds from the sale of securities for general corporate purposes, unless we state otherwise in a prospectus supplement. If we intend to use the proceeds to repay outstanding debt, we will provide details about the debt that is being repaid. Each of the Ford Capital Trusts will invest all proceeds received from the sale of its trust preferred securities in a particular series of subordinated debt securities to be issued by us.

DESCRIPTION OF DEBT SECURITIES

      We will issue debt securities in one or more series under an Indenture between us and JPMorgan Chase Bank, Trustee. The Indenture may be supplemented from time to time.

      The Indenture is a contract between us and JPMorgan Chase Bank acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an “Event of Default” described below occurs. Second, the Trustee performs certain administrative duties for us.

      The Indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

      The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

      The debt securities offered by this prospectus will be limited to a total amount of $10,000,000,000, or the equivalent amount in any currency. The Indenture, however, does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

      The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•	the provision for any sinking fund;

•	any additional restrictive covenants;

•	any additional Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions modifying the defeasance and covenant defeasance provisions;

•	any special tax implications, including provisions for original issue discount;

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination; and

•	any other terms.

      The debt securities will be our unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See “— Subordination.”

      Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

      The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Limitation on Liens

      The Indenture restricts our ability to pledge some of our assets as security for other debt. Unless we secure the debt securities on an equal basis, the restriction does not permit us to have or guarantee any debt that is secured by (1) any of our principal U.S. plants or (2) the stock or debt of any of our subsidiaries that own or lease one of these plants. This restriction does not apply until the total amount of our secured debt plus the discounted value of the amount of rent we must pay under sale and leaseback transactions involving principal U.S. plants exceeds 5% of our consolidated net tangible automotive assets. This restriction also does not apply to any of the following:

•	liens of a company that exist at the time such company becomes our subsidiary;

           • liens in our favor or in the favor of our subsidiaries;

           • certain liens given to a government;

•	liens on property that exist at the time we acquire the property or liens that we give to secure our paying for the property; and

           • any extension or replacement of any of the above. (Section 10.04)

Limitation on Sales and Leasebacks

      The Indenture prohibits us from selling and leasing back any principal U.S. plant for a term of more than three years. This restriction does not apply if:

•	we could create secured debt in an amount equal to the discounted value of the rent to be paid under the lease without violating the limitation on liens provision discussed above;

•	the lease is with or between any of our subsidiaries; or

•	within 120 days of selling the U.S. plant, we retire our funded debt in an amount equal to the net proceeds from the sale of the plant or the fair market value of the plant, whichever is greater.

Merger and Consolidation

      The Indenture prohibits us from merging or consolidating with any company, or selling all or substantially all of our assets to any company, if after we do so the surviving company would violate the limitation on liens or the limitation on sales and leasebacks discussed above. This does not apply if the surviving company secures the debt securities on an equal basis with the other secured debt of the company. (Sections 8.01 and 8.03)

Events of Default and Notice Thereof

      The Indenture defines an “Event of Default” as being any one of the following events:

•	failure to pay interest for 30 days after becoming due;

•	failure to pay principal or any premium for five business days after becoming due;

•	failure to make a sinking fund payment for five days after becoming due;

•	failure to perform any other covenant applicable to the debt securities for 90 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided in the prospectus supplement.

      An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

      If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

      The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.01.)

      Annually, we must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.06.)

      Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.02.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)

Defeasance and Covenant Defeasance

      Unless the prospectus supplement states otherwise, we will have two options to discharge our obligations under a series of debt securities before their maturity date. These options are known as “defeasance” and “covenant defeasance”. Defeasance means that we will be deemed to have paid the entire amount of the applicable series of debt securities and we will be released from all of our obligations relating to that series (except for certain obligations, such as registering transfers of the securities). Covenant defeasance means that as to the applicable series of debt securities we will not have to comply with the covenants described above under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. In addition, if the prospectus supplement states that any additional covenants relating to that series of debt securities are subject to the covenant defeasance provision in the Indenture, then we also would not have to comply with those covenants. (Sections 14.01, 14.02 and 14.03.)

      To elect either defeasance or covenant defeasance for any series of debt securities, we must deposit with the Trustee an amount of money and/or U.S. government obligations that will be sufficient to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. In addition, we must provide a legal opinion stating that as a result of the defeasance or covenant defeasance you will not be required to recognize income, gain or loss for federal income tax purposes and you will be subject to federal income tax on the same amounts, in the same manner and at the same times as if the defeasance or covenant defeasance had not occurred. For defeasance, that opinion must be based on either an Internal Revenue Service ruling or a change in law since the date the debt securities were issued. We must also meet other conditions, such as there being no Events of Default. The amount deposited with the Trustee can be decreased at a later date if in the opinion of a nationally recognized firm of independent public accountants the deposits are greater than the amount then needed to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. (Sections 14.04 and 14.05.)

      Our obligations relating to the debt securities will be reinstated if the Trustee is unable to pay the debt securities with the deposits held in trust, due to an order of any court or governmental authority. (Section 14.06.) It is possible that a series of debt securities for which we elect covenant defeasance may later be declared immediately due in full because of an Event of Default (not relating to the covenants that were defeased). If that happens, we must pay the debt securities in full at that time, using the deposits held in trust or other money. (Section 14.03.)

Modification of the Indenture

      With certain exceptions, our rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

      The extent to which a particular series of subordinated debt securities is subordinated to our Senior Indebtedness (as defined below) will be set forth in the prospectus supplement for that series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions. The particular terms of subordination of an issue of subordinated debt securities may supersede the general provisions of the Indenture summarized below.

      The Indenture provides that any subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness. This means that in the event we become subject to any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or we voluntarily liquidate, dissolve or otherwise wind up our affairs, then the holders of all Senior Indebtedness will be entitled to be paid in full, before the holders of any subordinated debt securities are paid. In addition, (a) if we default in the payment of any Senior Indebtedness or if any event of default exists and all grace periods with respect thereto have expired under any Senior indebtedness, then, so long as any such default continues, no payment can be made on the subordinated debt securities; and (b) if any series of subordinated debt securities are declared due and payable before their stated maturity because of the occurrence of an Event of Default under the Indenture (other than because of our insolvency, bankruptcy, receivership, liquidation, reorganization or the like), then no payment on the subordinated debt securities can be made unless holders of the Senior Indebtedness are paid in full.

      The term “Senior Indebtedness” means (a) the principal of and premium, if any, and interest on all of our indebtedness, whether presently outstanding or later created, (i) for money we borrow, (ii) constituting obligations of others that we either assume or guarantee, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, which means indebtedness, the proceeds of which we use to acquire property or which we issue as all or part of our payment for such property, (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness, and (c) all of our other general unsecured obligations and liabilities, including trade payables. Notwithstanding the foregoing, Senior Indebtedness does not include any of our indebtedness that by its terms is subordinate in right of payment to or of equal rank with the subordinated debt securities.

Global Securities

      Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with The Depository Trust Company, New York, New York (“DTC”), which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

      While the debt securities are represented by one or more global certificates:

•	You will not be able to have the debt securities registered in your name.

•	You will not be able to receive a physical certificate for the debt securities.

•	Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

•	Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

•	You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

•	Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

      A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. (Section 2.05.) If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

      This section contains a description of our capital stock. This description includes not only our common stock, but also our Class B stock and preferred stock, including our outstanding Series B preferred stock, certain terms of which affect the common stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation. See “Where You Can Find More Information.”

      Our authorized capital stock currently consists of 6,000,000,000 shares of common stock, 530,117,376 shares of Class B stock and 30,000,000 shares of preferred stock.

      As of December 31, 2001, we had outstanding 1,738,225,293 shares of common stock, 70,852,076 shares of Class B stock and 7,096,688 depositary shares, each representing 1/2,000th of a share of Series B preferred stock, with a liquidation preference equal to $25.00 per depositary share.

Common Stock and Class B Stock

      Rights to Dividends and on Liquidation. Each share of common stock and Class B stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by our board of directors, except as stated below under the subheading “Stock Dividends.” Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of common stock will be entitled to the first $.50 available for distribution to common and Class B stockholders, each share of Class B stock will be entitled to the next $1.00 so available, each share of common stock will be entitled to the next $.50 available and each share of common and Class B stock will be entitled to an equal amount after that. Any outstanding preferred stock would rank senior to the common stock and Class B Stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

      Voting — General. All general voting power is vested in the holders of common stock and the holders of Class B stock, voting together without regard to class, except as stated below in the subheading “Voting by Class.” The voting power of the shares of stock is determined as described below. However, we could in the future create series of preferred stock with voting rights equal to or greater than our common stock or Class B stock.

      Each holder of common stock is entitled to one vote per share, and each holder of Class B stock is entitled to a number of votes per share derived by a formula contained in our restated certificate of incorporation. As long as at least 60,749,880 shares of Class B stock remain outstanding, the formula will result in holders of Class B stock having 40% of the general voting power and holders of common stock and, if issued, any preferred stock with voting power having 60% of the general voting power.

      If the number of outstanding shares of Class B stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of Class B stock declining to 30% and the general voting power of holders of common stock and, if issued, any preferred stock with voting power increasing to 70%.

      If the number of outstanding shares of Class B stock falls below 33,749,932, then each holder of Class B stock will be entitled to only one vote per share.

      Based on the number of shares of Class B stock and common stock outstanding as of December 31, 2001, each holder of Class B stock is entitled to 16.355 votes per share. Of the outstanding Class B stock as of March 1, 2001, 47,101,508 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

      Right of Preferred Stock to Elect a Maximum of Two Directors in Event of Default. It would be customary for any preferred stock that we may issue to provide that if at any time we are delinquent in the payment of six or more quarters’ worth of dividends (whether or not consecutive), the holders of the preferred stock, voting as a class, would be entitled to elect two directors (who would be in addition to the directors elected by the stockholders generally). These voting rights are required to be provided if the preferred stock is listed on the New York Stock Exchange and are provided for in our Series B preferred stock.

      Non-Cumulative Voting Rights. Our common stock and Class B stock, as well as any preferred stock with voting power we may issue, do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

      Voting by Class. If we want to take any of the following actions, we must obtain the vote of the holders of a majority of the outstanding shares of Class B stock, voting as a class:

•	issue any additional shares of Class B stock (with certain exceptions);

•	reduce the number of outstanding shares of Class B stock other than by holders of Class B stock converting Class B stock into common stock or selling it to the Company;

•	change the capital stock provisions of our restated certificate of incorporation;

•	merge or consolidate with or into another corporation;

•	dispose of all or substantially all of our property and assets;

•	transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to our stockholders; or

•	voluntarily liquidate or dissolve.

      Voting Provisions of Delaware Law. In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

      Ownership and Conversion of Class B Stock. In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of Class B stock, or can enjoy for their own benefit the special rights and powers of Class B stock. A holder of shares of Class B stock can convert those shares into an equal number of shares of common stock for the purpose of selling or disposing of those shares. Shares of Class B stock acquired by the Company or converted into common stock cannot be reissued by the Company.

      Preemptive and Other Subscription Rights. Holders of common stock do not have any right to purchase additional shares of common stock if we sell shares to others. If, however, we sell Class B stock or obligations or shares convertible into Class B stock (subject to the limits on who can own Class B stock described above), then holders of Class B stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of Class B stock or those obligations or shares convertible into Class B stock.

      In addition, if shares of common stock (or shares or obligations convertible into such stock) are offered to holders of common stock, then we must offer to the holders of Class B stock shares of Class B stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

      Stock Dividends. If we declare and pay a dividend in our stock, we must pay it in shares of common stock to holders of common stock and in shares of Class B stock to holders of Class B stock.

      Ultimate Rights of Holders of Class B Stock. If and when the number of outstanding shares of Class B stock falls below 33,749,932, the Class B stock will become freely transferable and will become substantially equivalent to common stock. At that time, holders of Class B stock will have one vote for each share held, will have no special class vote, will be offered common stock if common stock is offered to holders of common stock, will receive common stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of common stock irrespective of the purpose of conversion.

      Miscellaneous; Dilution. If we increase the number of outstanding shares of Class B stock (by, for example, doing a stock split or stock dividend), or if we consolidate or combine all outstanding shares of Class B stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding Class B stock (that is, 60,749,880 and 33,749,932) that trigger voting power changes will automatically adjust by a proportionate amount.

Preferred Stock

      We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series.

      For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:

•	The designation and number of shares of such series;

•	The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	Any provisions relating to convertibility or exchangeability of the shares of such series;

•	The rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	The voting powers, if any, of the holders of shares of such series;

•	Any provisions relating to the redemption of the shares of such series;

•	Any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	Any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	Any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

      All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative.

Series B Preferred Stock

      General. Our Series B preferred stock is not convertible into any other securities. We are not obligated to redeem or retire the Series B preferred stock.

      Ranking. The Series B preferred stock ranks senior to the common stock and Class B stock with respect to dividends and upon liquidation. Generally, this means that we cannot pay dividends on our common stock and Class B stock unless we have paid the full amount of the dividends on the Series B preferred stock that are due and owing at that time. Also, if we are dissolved or liquidated, holders of the Series B preferred stock are required to be paid the full amount of the liquidation preference ($50,000 per share) before any assets can be distributed to holders of common stock or Class B stock.

      While Series B preferred stock is outstanding, we cannot create any class of stock that ranks senior to the Series B preferred stock with respect to dividends or upon liquidation without the consent of the holders of two-thirds of the outstanding shares of Series B preferred stock.

      Dividends. Holders of Series B preferred stock are entitled to receive, when and as declared by our board of directors, cumulative cash dividends at the rate per annum of 8.25% per share on the liquidation preference of the Series B preferred stock. We pay dividends on the Series B preferred stock quarterly on the first business day of March, June, September and December of each year.

      Redemption. We cannot redeem the Series B preferred stock before December 1, 2002, but we can redeem it anytime on and after that date. If we decide to redeem, we can redeem all of the outstanding shares at once, or we can redeem some of the shares at different times. The redemption price is $50,000 per share, plus an amount equal to accrued and unpaid dividends.

      We cannot redeem less than all of the outstanding shares of Series B preferred stock unless we have paid the full amount of the dividends on the Series B preferred stock and any other preferred stock ranking equal to the Series B preferred stock that are due and owing at that time.

      We also cannot purchase through voluntary sales any shares of Series B preferred stock or any equally ranking preferred stock unless (i) we have paid the full amount of the dividends on the Series B preferred stock and any equally ranking preferred stock that are due and owing at the time or (ii) the purchases are pursuant to a purchase or exchange offer made on the same terms to all holders of Series B preferred stock and any equally ranking preferred stock.

      We cannot redeem any shares of Series B preferred stock unless we have sold enough common stock during the two-year period before the redemption so that the money we received from those sales at least equals the liquidation preference ($50,000 per share) of the Series B preferred stock we want to redeem.

      Voting Rights. The only voting rights the holders of shares of Series B preferred stock have are those described below:

•	If we are delinquent in the payment of six or more quarters’ worth of dividends (whether or not consecutive) on the Series B preferred stock, then the number of directors of the Company will be increased by two and the holders of shares of Series B preferred stock, voting together as a class with the holders of any other series of preferred stock which have the same voting rights, will have the right to elect the two additional directors to our board of directors at our next annual meeting of stockholders and at each subsequent annual meeting until all such dividends on the Series B preferred stock (and on any other series of preferred stock having the same voting rights) have been paid in full.

•	If we want to change our restated certificate of incorporation in a way that would materially and adversely affect the holders of the Series B preferred stock or if we want to create or increase the amount of any class of stock with rights as to dividends and liquidation that are greater than the Series B preferred stock, then we must get the approval of holders of at least two thirds of the outstanding shares of Series B preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

      We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

      Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

      Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

      If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

      Withdrawal of Underlying Preferred Stock. Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

      Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.

      Voting. Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

      Conversion or Exchange of Preferred Stock. If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

      Amendment and Termination of the Deposit Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

      Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

      Reports. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

      Limitation on Liability. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement.

Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

      In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

      Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

      The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

General

      We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

      A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

      We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

      The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time. Particular terms of any stock purchase contracts and/or stock purchase units we offer will be described in the prospectus supplement relating to such stock purchase contracts and/or stock purchase units.

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

      The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      The following is a general description of the terms of the trust preferred securities we may issue from time to time. Particular terms of any trust preferred securities we offer will be described in the prospectus supplement relating to such trust preferred securities.

      Each of the Ford Capital Trusts was formed pursuant to the execution of a declaration of trust and the filing of a certificate of trust of such trust with the Delaware Secretary of State. The declaration of trust of each Ford Capital Trust will be amended and restated prior to the issuance by such trust of the trust preferred securities to include the terms referenced in this prospectus and in the applicable prospectus supplement. The original declaration of trust of each Ford Capital Trust is, and the form of the amended and restated declaration of trust of such trust will be, filed as an exhibit to the registration statement of which this prospectus forms a part.

      Each of the Ford Capital Trusts may issue only one series of trust preferred securities. The declaration of trust for each trust will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act, and which will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement. The following summary does not purport to be complete and is subject in all respects to the provisions of the applicable declaration and the Trust Indenture Act.

      Reference is made to the prospectus supplement relating to the preferred securities of any trust for specific terms, including:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the trust and the date or dates upon which distributions are payable; provided, however, that distributions on the trust preferred securities are payable on a quarterly basis to holders of the trust preferred securities as of a record date in each quarter during which the trust preferred securities are outstanding;

•	whether distributions on trust preferred securities issued by the trust are cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates from which distributions will be cumulative;

•	the amount which shall be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the obligation or the option, if any, of a trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms upon which, trust preferred securities issued by the trust may be purchased or redeemed;

•	the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of the trust;

•	the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

•	whether the trust preferred securities will be convertible or exchangeable into common stock or other securities, and, if so, the terms and conditions upon which the conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•	if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust not inconsistent with its declaration or with applicable law.

      We will guarantee all trust preferred securities offered hereby to the extent set forth below under “Description of Preferred Securities Guarantees.” Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

      In connection with the issuance of trust preferred securities, each trust will issue one series of common securities having the terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth in its declaration. The terms of the common securities will be substantially identical to the terms of the trust preferred securities issued by the trust and the common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of a trust. Directly or indirectly, we will own all of the common securities of each trust.

Distributions

      Distributions on the trust preferred securities will be made on the dates payable to the extent that the trust has funds available for the payment of distributions in the trust’s property account. The trust’s funds available for distribution to the holders of the trust securities will be limited to payments received from us on the subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities. We will guarantee the payment of distributions out of monies held by the trust to the extent set forth under “Description of Preferred Securities Guarantees” below.

Deferral of Distributions

      With respect to any subordinated debt securities issued to a trust, we will have the right under the terms of the subordinated debt securities to defer payments of interest on the subordinated debt securities by extending the interest payment period from time to time on the subordinated debt securities. As a consequence of our extension of the interest payment period on subordinated debt securities held by a trust, distributions on the trust preferred securities would be deferred during any such extended interest payment period. The trust will give the holders of the trust preferred securities notice of an extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the trust on the record date next following the termination of the deferral period. The terms of any subordinated debt securities issued to a trust, including the right to defer payments of interest, will be described in the applicable prospectus supplement.

Distribution of Subordinated Debt Securities

      We will have the right at any time to dissolve a trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, to cause the distribution of subordinated debt securities issued to the trust to the holders of the trust securities in a total stated principal amount equal to the total stated liquidation amount of the trust securities then outstanding. The right to dissolve the trust and distribute the subordinated debt securities will be conditioned on our receipt of an opinion rendered by tax counsel that the distribution would not be taxable for United States federal income tax purposes to the holders.

Enforcement of Certain Rights by Holders of Preferred Securities

      If an event of default under a declaration of trust occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of such trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against us to enforce the property trustee’s rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

      Notwithstanding, if an event of default under the applicable declaration has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the applicable series of subordinated debt securities on the date such interest or principal is otherwise payable or in the case of redemption, on the redemption date, then a holder of trust preferred securities of such trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable declaration to the extent of any payment made by us to such holder of trust preferred securities in such direct action.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

      Set forth below is a summary of information concerning the preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The preferred guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the relevant preferred securities guarantee, which will be filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

General

      Pursuant to each preferred securities guarantee, we will agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by the trust, will be subject to the preferred securities guarantee:

•	any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the trust shall have funds legally and immediately available for those distributions;

•	the redemption price set forth in the applicable prospectus supplement to the extent the trust has funds legally and immediately available therefor with respect to any trust preferred securities called for redemption by the trust; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds legally and immediately available, and (2) the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

      Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the applicable trust to pay the amounts to the holders.

      Each preferred securities guarantee will not apply to any payment of distributions on the trust preferred securities except to the extent the trust shall have funds available therefor. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not pay distributions on the trust preferred securities issued by the trust and will not have funds available therefor. The preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the Indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust other than with respect to the trust securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

      We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities (our common securities guarantee) to the same extent as the preferred securities guarantee, except that upon an event of default under the Indenture, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Ford

      In each preferred securities guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the preferred securities guarantee or the declaration of the trust, then, unless otherwise set forth in an applicable prospectus supplement we shall not:

•	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	make any guarantee payments with respect to any of our other capital stock; or

•	make any payment of principal, interest, or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

      However, in such circumstances we may:

•	declare and pay stock dividends on our capital stock payable in the same stock on which the dividend is paid; and

•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

Modification of the Preferred Securities Guarantees; Assignment

      Each preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required. All guarantees and agreements contained in a preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

Termination

      Each preferred securities guarantee will terminate as to the trust preferred securities issued by the applicable trust:

•	upon full payment of the redemption price of all trust preferred securities of the trust;

•	upon distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities and common securities of the trust; or

•	upon full payment of the amounts payable in accordance with the declaration of the trust upon liquidation of the trust.

      Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the preferred securities guarantee.

Events of Default

      An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the preferred securities guarantee.

      The holders of a majority in liquidation amount of the trust preferred securities relating to such preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such trust preferred securities. If the preferred guarantee trustee fails to enforce such preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against us to enforce the preferred guarantee trustee’s rights under such guarantee, without first instituting a legal proceeding against the relevant Ford trust, the guarantee trustee or any other person or entity. Notwithstanding, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against such trust or any other person or entity before proceeding directly against us.

Status of the Preferred Securities Guarantees

      Unless otherwise indicated in an applicable prospectus supplement, the preferred securities guarantees will constitute unsecured obligations of Ford and will rank:

•	subordinate and junior in right of payment to all other liabilities of Ford; and

•	senior to our capital stock now or hereafter issued and any guarantee now or hereafter entered into by us in respect of any of our capital stock.

The terms of the trust preferred securities provide that each holder agrees to the subordination provisions and other terms of the preferred securities guarantee.

      The preferred securities guarantees will constitute a guarantee of payment and not merely of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Preferred Guarantee Trustee

      The preferred guarantee trustee, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Governing Law

      The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

PLAN OF DISTRIBUTION

      We may sell the securities to or through agents or underwriters or directly to one or more purchasers. Securities also may be sold by or through broker-dealers in connection with, or upon the termination or expiration of, equity derivative contracts between us or our affiliates and such broker-dealers or their affiliates.

By Agents

      We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

      We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

      We may sell securities directly to you. In this case, no underwriters or agents would be involved.

      As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

      Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

      The underwriters are required to conduct any offering of trust preferred securities in accordance with Conduct Rule 2810 of the National Association of Securities Dealers, Inc.

LEGAL OPINIONS

      Peter Sherry, Jr., Esq., who is our Assistant General Counsel and Assistant Secretary, or another of our lawyers, will give us an opinion about the legality of the securities. Mr. Sherry owns, and such other lawyer likely would own, our common stock and options to purchase shares of our common stock.

EXPERTS

      The audited financial statements and financial statement schedules incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP (“PwC”), independent accountants, as indicated in their reports which accompany those financial statements and financial statement schedules, and are incorporated by reference in this prospectus and in the registration statements in reliance upon such reports on those financial statements and financial statement schedules given on their authority as experts in accounting and auditing.

      None of the interim financial information included in our 10-Q Reports has been audited by PwC. In reviewing such information, PwC has applied limited procedures in accordance with professional standards for reviews of interim financial information. Accordingly, you should restrict your reliance on their reports on such information. PwC is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the interim financial information because such reports do not constitute “reports” or “parts” of the registration statements prepared or certified by PwC within the meaning of Sections 7 and 11 of the Securities Act of 1933.

________________________________________________________________________________

90,000,000 Preferred Securities

Ford Motor Company

Capital Trust II

6.50% Cumulative Convertible Trust

Preferred Securities
(liquidation preference $50
per preferred security)
guaranteed to the extent set forth
herein by, and convertible into
common stock of,

Goldman, Sachs & Co.

JPMorgan
Morgan Stanley
Salomon Smith Barney

Representatives of the Underwriters